Exhibit 2.3

 EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

EVERGREEN SOLAR, INC.,

and

ES PURCHASER, LLC

dated as of November 10, 2011

i

ii

EXHIBITS

Exhibit A	Lots
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Instrument of Assumption

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of November 10, 2011 (the “Execution Date”), is made and entered into by and among Evergreen Solar, Inc., a Delaware corporation  (“Seller”) and ES Purchaser, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, Seller filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”) in the Bankruptcy Court on August 15, 2011 (the “Bankruptcy Case”).

WHEREAS, Purchaser desires to purchase and acquire from Seller certain assets and rights and assume certain liabilities, and Seller desires to sell, convey, assign and transfer such assets and rights and such liabilities to Purchaser, in the manner and subject to the terms and conditions set forth herein and as authorized under sections 105, 363 and 365 of the Bankruptcy Code.  The aggregate Purchase Price to be paid by Purchaser to Seller for the Acquired Assets will consist of a credit bid by Purchaser of the amount specified herein against certain amounts owed by Seller under or in connection with the Secured Notes, together with the assumption by Purchaser of the Assumed Liabilities.

WHEREAS, Seller has entered into a Restructuring Support Agreement, dated as of August 15, 2011(as amended from time to time, the “Support Agreement”), with holders of the Secured Notes holding in excess of 70% of the aggregate principal amount of the Secured Notes (the “Supporting Noteholders”), pursuant to which such holders have agreed to provide certain support for the transactions contemplated hereby.

WHEREAS, Seller and Purchaser previously entered into an asset purchase agreement dated as of August 15, 2011 (the “Stalking Horse APA”) and pursuant to the Stalking Horse APA and the Bidding Procedures Order, Seller may enter into this Agreement and sell the Acquired Assets to Purchaser in accordance herewith, notwithstanding any term of the Stalking Horse APA.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

The terms defined or referenced in Section 11.16, whenever used herein, shall have the meanings set forth therein for all purposes of this Agreement.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

Section 2.1          Sale and Transfer of Acquired Assets.

(a)           On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall unconditionally Transfer to Purchaser and/or one or more of Purchaser’s Affiliates or Subsidiaries, as designated by Purchaser, and Purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable, shall purchase, acquire, assume and accept from Seller, to the extent permitted by the Bankruptcy Code, free and clear of all Liabilities (except for any Permitted Liens and Assumed Liabilities), all of Seller’s right, title and interest in and to the Acquired Assets.

(b)           For purposes of this Agreement, subject to Section 2.7, the term “Acquired Assets” means the Core Assets, as described more fully as Lot 3 on Exhibit A, but in no event shall the term “Acquired Assets” include any Retained Assets.

Section 2.2          Retained Assets.  Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include the Assets that are to be retained by Seller and not sold or assigned to Purchaser pursuant to this Agreement (collectively, the “Retained Assets”), which shall include the following:

(a)           Cash and Cash Equivalents in excess of $12,884,000;

(b)           all shares of capital stock or other equity interests in any Subsidiary, or securities convertible into or exchangeable or exercisable for any such shares of capital stock or other equity interests, to the extent that any such shares of capital stock or other equity interest are excluded from the Acquired Assets;

(c)           all rights of Seller in and to all Contracts other than the Designated Contracts;

(d)           all deposits and all prepaid charges, Taxes and expenses of Seller solely related to any Retained Asset (including a non-Designated Contract) or Retained Liability, including (i) security deposits with third party suppliers, vendors, service providers or landlords, and lease and rental payments, (ii) rebates, (iii) tenant reimbursements, (iv) prepaid Taxes (including ad valorem Taxes, personal property Taxes and real estate Taxes), and (v) pre-payments, in each case of clauses (i) through (v), solely related to any Retained Asset (including a non-Designated Contract) or Retained Liability.

(e)           all losses, loss carryforwards and rights to receive refunds, and credits with respect to any and all Taxes of Seller (and/or of its Affiliates);

(f)           all Tax Returns of Seller;

(g)           all personnel files for Employees who are not hired by the Purchaser (“Transferred Employees”) and personnel files of Transferred Employees that may not be Transferred under Applicable Laws;

(h)           books and records that Seller is required by Applicable Law to retain to the extent they relate exclusively to the Retained Assets or the Retained Liabilities;

(i)           customer relationships, goodwill and other intangible assets relating to, symbolized by or associated exclusively with the Retained Assets;

(j)            all claims that Seller may have against any Person solely with respect to any other Retained Assets;

(k)           any of Seller’s director and officer insurance policies, fiduciary policies or employment practices policies (in each case of the foregoing, including any tail policies or coverage thereon), and any of Seller’s rights, claims, demands, proceedings, causes of action or rights of set off thereunder;

(l)            the Wafer Excluded Assets;

(m)          all right and claims of Seller arising under this Agreement and the Ancillary Agreements;

(n)           the Devens Assets;

(o)           the LBIE Assets;

(p)           the Non-Core Assets; and

(q)           all existing Inventory.

Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be obligated to purchase any Acquired Asset if for any reason the Purchaser is unable to pay all of the purchase price with respect to such Acquired Asset pursuant to a credit bid under Section 363(k) of the Bankruptcy Code, and in such event, such Acquired Asset shall be a Retained Asset.

Section 2.3          Assumption of Liabilities.  Purchaser shall (or shall cause its designated Subsidiaries or Affiliates to) assume, and become solely and exclusively liable for, the following Liabilities of Seller and no others (collectively, the “Assumed Liabilities”):

(a)           all Liabilities and obligations of Seller under the Designated Contracts that arise exclusively after the Closing Date;

(b)           any other Liabilities and obligations that are specifically designated by Purchaser in writing on or prior to the Closing Date;

(c)           all Liabilities for Cure Costs for the Designated Contracts;

(d)           all Liabilities relating to, or arising in respect of the Acquired Assets accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing after the Closing Date, or the operation of the Wafer Business or the Acquired Assets after the Closing Date; and

(e)           all executory performance Liabilities (but not any Liabilities requiring or contemplating the payment of any money or other amounts or otherwise requiring the expenditure of any funds) of Seller under each Designated Contract that arise on or prior to the Closing Date solely to the extent requiring performance after the Closing Date.

Section 2.4          Retained Liabilities.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, Liabilities, other than the Assumed Liabilities specified in Section 2.3 (collectively, the “Retained Liabilities”), including any direct or indirect Liability of any Seller or any ERISA Affiliate with respect to any Benefit Plan or Service Provider.  Specifically and without limiting the foregoing, Seller shall retain and Purchaser does not assume any severance, retention or sale bonus arrangements of Seller with any such Service Providers even if that Service Provider is a Transferred Employee.

Section 2.5          Designation of Designated Contracts; Cure Costs.

(a)           Section 2.5(a) to the Disclosure Letter (as such schedule may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Contract & Cure Schedule”), which contains a list of each Wafer Contract and Seller’s good faith estimate of the amount of Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Contract, the amount of such Cure Cost has been designated for such Contract as “$0.00”).  From the date hereof through (and including) the Designation Deadline, promptly following any changes to the information set forth on such Schedule (including any new Contracts included in the Acquired Assets to which Seller becomes a party and any change in the Cure Amount of any such Contract), Seller shall provide Purchaser with a schedule that updates and corrects the Contract & Cure Schedule.  Purchaser may, at any time and from time to time through (and including) the Designation Deadline, include or exclude any Contract from the Contract & Cure Schedule (which Contracts may be excluded only with Seller’s consent, not to be withheld unreasonably) and require Seller to give notice to the Third Parties to any such Contract of Seller’s assumption and assignment thereof to the Purchaser and the amount of Cure Costs associated with such Contract or the rejection thereof.  If any Contract is added to (or excluded from) the Contract & Cure Schedule as permitted by this Section 2.5, then Purchaser and Seller shall make appropriate additions, deletions or other changes to any applicable Schedule to reflect such addition or exclusion.

(b)           Seller shall be responsible for the verification of all Cure Costs for each Designated Contract and shall use commercially reasonable efforts to establish the proper Cure Costs, if any, for each Designated Contract prior to the Closing Date.

(c)           To the extent that any Designated Contract requires the payment of Cure Costs in order to be assumed pursuant to section 365 of the Bankruptcy Code, at the Closing, the Cure Costs related to such Designated Contract shall be paid by Seller.  Purchaser shall not be required to make any payment for Cure Costs for, or otherwise have any Liabilities with respect to, any Contract that is not a Designated Contract.

Section 2.6          Non-Assignment of Designated Contracts.  Anything contained herein to the contrary notwithstanding, (i) this Agreement shall not constitute an agreement to assign any Designated Contract if, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a Consent, would constitute a breach thereof or in any way negatively affect the rights of Seller or Purchaser, as the assignee of such Designated Contract and (ii) no breach of this Agreement shall have occurred by virtue of such nonassignment. If, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, such Consent is required but not obtained, Seller shall, at Purchaser’s sole cost and expense, cooperate with Purchaser in any reasonable arrangement, including Purchaser’s provision of credit support, designed to provide for Purchaser the benefits and obligations of or under any such Designated Contract, including enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party; provided, that nothing in this Section 2.6 shall (x) require Seller to make any significant expenditure or incur any significant obligation on its own or on Purchaser’s behalf or (y) prohibit Seller from ceasing operations or winding up its affairs following the Closing. Any assignment to Purchaser of any Designated Contract that shall, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, require the Consent of any third party for such assignment as aforesaid shall be made subject to such Consent being obtained.  Any contract that would be a Designated Contract but is not assigned in accordance with the terms of this Section 2.6 shall not be considered a “Designated Contract” for purposes hereof unless and until such contract is assigned to Purchaser following the Closing Date upon receipt of the requisite consents to assignment and Bankruptcy Court approval.

Section 2.7          “As Is” Transaction.  THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE V OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS OR THE WAFER BUSINESS.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ACQUIRED ASSETS.  ACCORDINGLY, THE PURCHASER WILL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

Section 2.8          Acquisition of Gemini Method Patents, NIST Funded Evergreen Patents and DOE Funded Evergreen Patents.

(a)           Purchaser acknowledges that:  (i) on October 7, 2011, the U.S. Government filed a motion with the Bankruptcy Court, seeking, among other things, a ruling that its demand pursuant to the Bayh-Dole Act for all right, title and interest in and to the Gemini Method Patents was not barred from the automatic stay of 11 U.S.C. § 362 and (ii) as a result of a stipulation filed with the Bankruptcy Court between Seller and the U.S. Government prior to the date hereof, no right, title or interest in or to the Gemini Method Patents will be conveyed to Purchaser at the Closing.  At Purchaser’s election, which shall be exercised in writing within 60 days of the Closing Date, Seller shall use commercially reasonable efforts to obtain the right to transfer to Purchaser all right, title and interest in and to the Gemini Method Patents.  Purchaser shall be solely liable for the costs and expenses of any litigation or other dispute resolution related to obtaining the right to transfer title to the Gemini Method Patents to Purchaser.  In connection with such efforts, Seller shall cooperate with Purchaser’s employees, accountants, counsel and other representatives and with all reasonable requests by Purchaser and its representatives in connection with such litigation.  In the event DOE, or, if a timely appeal is properly filed, a court of competent jurisdiction, decides that Seller has the right to title to the Gemini Method Patents, Seller will transfer all right, title and interest thereto to Purchaser for no additional consideration at the later to occur of (x) the Closing and (y) the date the U.S. Government acknowledges it has no rights in the Gemini Method Patents or the date that a decision by a court of competent jurisdiction becomes final and no longer subject to further judicial review.  Purchaser further acknowledges that if DOE, or, if a timely appeal is properly filed, a court of competent jurisdiction, decides that title to the Gemini Method Patents vests with the Government or that Seller is obligated to assign title to the Government, neither Seller nor Purchaser will have any further rights relating to the Gemini Method Patents upon the date such decision becomes final and no longer subject to further judicial review.

(b)           Purchaser also acknowledges that at all times before, during and after the Closing Date, the NIST Funded Evergreen Patents were and are subject to the ATP Rights.  Without limiting the foregoing, Purchaser further acknowledges that title to the NIST Funded Evergreen Patents shall vest in a company or companies incorporated in the United States, and that title to the NIST Funded Evergreen Patents shall not be transferred or passed (including hereunder), except to a company incorporated in the United States, until the expiration of the first patent obtained in connection with the NIST Funded Evergreen Patents.

(c)           Purchaser also acknowledges that at all times before, during and after the Closing Date, the DOE Funded Evergreen Patents were and are subject to the Government-Reserved Rights.  Without limiting the foregoing, Purchaser further acknowledges and agrees that if any product that embodies or is produced through the use of any of the claimed inventions of the DOE Funded Evergreen Patents or NIST Funded Evergreen Patents is not manufactured substantially in the United States, DOE, or its assignee or licensee, shall have a royalty-free, non-exclusive license to make, use, offer to sell, sell or import products that embody or are produced through the use of such DOE Funded Evergreen Patent and/or NIST Funded Evergreen Patent.

ARTICLE III.

CONSIDERATION.

Section 3.1          Purchase Price.  The aggregate consideration for the sale and transfer of the Acquired Assets shall be (the “Purchase Price”) (a) $15,884,000 (fifteen million eight hundred eighty four thousand dollars), which Purchaser will pay and deliver at the Closing in accordance with Section 4.3(a) and (b) Purchaser’s assumption of the Assumed Liabilities at the Closing.  The Purchase Price shall be payable, at the Purchaser’s option, in the form of (a) the exercise of credit bid rights under Section 363(k) of the Bankruptcy Code with respect to all or a portion of the aggregate Obligations then outstanding under the Indenture relating to the 13% Convertible Senior Secured Notes of Evergreen due 2015 (the “Secured Notes”), dated as of April 26, 2010 among Seller, ESLR1, LLC, as Guarantor and U.S. Bank National Association, as Trustee (the “Indenture”), provided that any such credit bid of the Secured Notes shall be effected by the Indenture Trustee at the written direction of holders of a majority of the Obligations in accordance with the Indenture and be for the benefit of all holders of the Secured Notes; (b) cash and (c) any combination of (a) and (b).

Section 3.2          Allocation of Purchase Price.  Within sixty (60) days of the Closing Date, Purchaser shall prepare and deliver to Seller a statement allocating the sum of the Purchase Price, the Assumed Liabilities and other relevant items among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (such statement, the “Allocation Statement”), and the Allocation Statement shall be finalized upon reasonable consultation with Seller, and with Seller’s consent, which consent shall not be unreasonably withheld or delayed.  The parties shall follow the Allocation Statement for purposes of filing IRS Form 8594 (and any supplements to such form) and all other Tax Returns, and shall not voluntarily take any position inconsistent therewith.  If the IRS or any other taxation authority proposes a different allocation, Seller or Purchaser, as the case may be, shall promptly notify the other party of such proposed allocation.  Seller or Purchaser, as the case may be, shall provide the other party with such information and shall take such actions (including executing documents and powers of attorney in connection with such proceedings) as may be reasonably requested by such other party to carry out the purposes of this Section 3.2.  Except as otherwise required by Applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of United States state, local, or non-United States law), (i) the transactions contemplated by Article II of this Agreement shall be reported for all Tax purposes in a manner consistent with the terms of this Section 3.2; and (ii) neither party (nor any of their Affiliates) will take any position inconsistent with this Section 3.2 in any Tax Return, in any refund claim, in any litigation or otherwise.  Notwithstanding the allocation of the Purchase Price set forth in the Allocation Statement, nothing in the foregoing shall be determinative of values ascribed to the Acquired Assets or the allocation of the value of the Acquired Assets in any plan or reorganization or liquidation that may be proposed.

Section 3.3          Sale Free and Clear.  Seller acknowledges and agrees and the Sale Order shall provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising Liabilities (other than those in favor of Purchaser created under this Agreement and/or any Ancillary Agreement, the Permitted Liens, if any, and Assumed Liabilities) of, against or created by Seller or its bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Acquired Assets.  On the Closing Date, the Acquired Assets shall be Transferred to Purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable free and clear of all Liabilities, other than the Permitted Liens, if any, and the Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.  Notwithstanding the foregoing, however, the Sale Order shall provide that all Government–Reserved Rights shall continue in full force and effect in the DOE Funded Evergreen Patents and all ATP Rights shall continue in full force and effect in the NIST Funded Evergreen Patents.

ARTICLE IV.

CLOSING

Section 4.1          Closing.

(a)           Upon the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY, 10022-4689, at 10:00 a.m., New York City time, as specified below, unless another date, time and/or place is agreed in writing by each of the parties hereto.

(b)           The Closing shall occur on or before the date (the “Closing Date”) that is not later than the fifth Business Day following the satisfaction and/or waiver of all conditions to the Closing as set forth in Article IX (other than conditions which by their nature can be satisfied only at the Closing).

Section 4.2          Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless previously delivered) each of the following:

(a)           the officers’ certificate referred to in Section 9.2(d);

(b)           a certified copy of the Sale Order and a copy of the docket of the Bankruptcy Court evidencing the entry of the Sale Order (updated through the date and time of the Closing); and

(c)           the duly executed Bill of Sale and duly executed counterparts of each Conveyance Document in respect of the Acquired Assets;

(d)           a duly executed Instrument of Assumption for the Designated Contracts and Assumed Liabilities;

(e)           a certification of non-foreign status for Seller in a form and manner which complies with the requirements of Section 1445 of the Code and the Treasury regulations promulgated thereunder;

(f)            if the Midland Facility has been included as a Core Asset hereunder, a special warranty deed to the Midland Facility conveying fee simple title to the Midland Facility to Purchaser subject to Permitted Liens;

(g)           if the Midland Facility has been included as a Core Asset hereunder, at Purchaser’s election and sole cost and expense, an owner’s title insurance policy (as applicable), in effect as of the Closing Date, issued by Fidelity National Title Insurance Company or one of its affiliates, on an ALTA 2006 form or other form reasonably satisfactory to Purchaser, insuring Purchaser’s fee simple title to the Midland Facility, subject to the Permitted Liens;

(h)           executed copies of the consents and approvals referred to in Section 9.2(e); and

(i)            all other documents required to be delivered by Seller to Purchaser at or prior to the Closing in connection with the Transactions.

Section 4.3          Deliveries by Purchaser.  At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless previously delivered) each of the following:

(a)           Purchaser shall (i) pay to or as directed by Seller the cash portion of the Purchase Price, if any, by wire transfer of immediately available funds to an account designated by Seller; and/or (ii) cause the Indenture Trustee to credit bid all or a portion of the aggregate Obligations then outstanding under the Secured Notes;

(b)           a duly executed Instrument of Assumption for the Designated Contracts and Assumed Liabilities;

(c)           the Secretary’s certificate referred to in Section 9.3(e);

(d)           a release from the Indenture Trustee on behalf of the holders of the Secured Notes with respect to aggregate amount of the Secured Notes subject to Purchaser’s credit bid and included in the Purchase Price for the Acquired Assets, in form and substance reasonably satisfactory to Seller; and

(e)           all other documents required to be delivered by Purchaser to Seller at or prior to the Closing in connection with the Transactions.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the statements contained in this Article V are true and correct as of the date of this Agreement, except as otherwise stated in this Article V and except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered by Seller to Purchaser concurrently with the execution and delivery hereof (it being agreed that disclosure of any information in a particular section or subsection of the Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such item is readily apparent).   Each representation and warranty made in this Article V as to “Seller” shall be deemed to include a representation and warranty as to each Foreign Subsidiary by applying each such representation and warranty mutatis mutandis (such that all changes and modifications to the defined terms and other terminology shall be made so that each such representation and warranty can be applied in a logical manner to the Foreign Subsidiaries).

Section 5.1          Organization.  Seller has been duly organized and is validly existing in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own its properties and conduct its business as currently conducted.  Seller has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.2          Subsidiaries.  All of the direct and indirect Subsidiaries of Seller are set forth on Section 5.2 of the Disclosure Letter.  Seller owns, directly or indirectly, all of the capital stock or other equity interests of each Foreign Subsidiary (other than Evergreen (Wuhan), of which Seller holds a 33% ownership interest in) free and clear of any Liens and all the issued and outstanding shares of capital stock of each Foreign Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  Each Foreign Subsidiary has been duly organized, is validly existing as a corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate power, partnership or limited liability company and authority to own its property and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.3          Financial Statements.

(a)           Except as set forth on Section 5.3 of the Disclosure Letter, Seller has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2009 (all such forms, reports, statements, certificates and other documents filed, since January 1, 2009 and prior to the date hereof, collectively, the “SEC Documents”), and Seller has furnished all reports and other documents (including all exhibits, amendments and supplements thereto) required to be furnished by it with the SEC since January 1, 2009 (all such reports and other documents furnished, since January 1, 2009 and prior to the date hereof, collectively, the “Furnished Reports”).  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents or Furnished Reports.  No executive officer of Seller has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Documents.  Neither Seller nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness or manner of filing of the certifications required by the Sarbanes-Oxley Act and made by its principal executive officer and principal financial officer.

(b)           Each of the audited consolidated financial statements included in or incorporated by reference into the SEC Documents (including any related notes and schedules) have been prepared, or in the case of SEC Documents filed after the date of this Agreement, will be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, or in the case of SEC Documents filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of Seller and its Subsidiaries at the respective dates thereof and the results of operations, changes in equity and cash flows.  Each of the unaudited condensed consolidated financial statements included in or incorporated by reference into the SEC Documents (including any related notes) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present, or in the case of SEC Documents filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of Seller and its Subsidiaries as of the respective dates thereof and the results of their operations, changes in equity and cash flows for the periods indicated (subject to notes and normal period-end adjustments that will not be material in amount or effect).

Section 5.4          Real Property.

(a)           Section 5.4(a) to the Disclosure Letter sets forth, to the extent constituting Acquired Assets, a true and correct legal description of all real property owned by Seller and used or held for use in connection with Seller’s operations, together with all fixtures and improvements thereon (the “Owned Real Property”).  Seller has good, marketable and insurable title to such Owned Real Property in fee simple, free and clear of all title defects and Liens (other than those that will be discharged at Closing) and Permitted Liens.  At the Closing, Seller shall convey to Purchaser good, marketable and insurable title to the Owned Real Property, free and clear of all title defects and Liens (including all tenancies and occupancies), except for the Assumed Liabilities and Permitted Liens.

(b)           Section 5.4(b) of the Disclosure Letter sets forth a true and correct list of and legal description of all easements, rights-of-way, property use agreements, transmission line and pipeline rights and real property licenses (including rights-of-way Permits from Governmental Entities) for the benefit of Seller associated with the Owned Real Property (the “Easements”).  Seller has (and, to the extent constituting Acquired Assets, shall convey to Purchaser at the Closing) Seller’s interest in the Easements to the extent assignable, free and clear of all Liens arising by, through or under Seller other than the Assumed Liabilities and Permitted Liens.

(c)           Section 5.4(c) of the Disclosure Letter lists all leases, subleases, licenses, concessions, or other agreements (written and all amendments thereto) of Real Property to which Seller is a party relating to or used in connection with the Acquired Assets (the “Real Property Leases”); such real property is referred to as the “Leased Real Property” and together with the Owned Real Property, the “Real Property.”  Seller has a good and marketable leasehold interest in, and enjoys quiet and undisturbed possession of, the Leased Real Property, free and clear of all Liens arising by, through or under Seller, except: (i) as set forth on Section 5.4(b) of the Disclosure Letter and (ii) Permitted Liens.  True and correct copies of the Real Property Leases have been made available to Purchaser.  Except as set forth on Section 5.4(c) of the Disclosure Letter and the rights of the holders of Permitted Liens, Seller is in exclusive possession of the Real Property and the improvements thereon.  No public warehouse facilities are utilized in the operation of the Wafer Business as currently conducted other than as described on Section 5.4(c) of the Disclosure Letter.

(d)           Except as otherwise set forth in Section 5.4(d) of the Disclosure Letter: (i) the Real Property Leases are in force and effect and none of the Real Property Leases have been modified, amended, terminated, renewed or extended; (ii) no renewal or extension options have been granted to Seller; (iii) Seller does not have an option to purchase any of the Real Property or any portion thereof, except as set forth in the applicable Real Estate Lease; (iv) the rents thereunder are being paid on a current basis and there are no arrearages; (v) except for any default created by the bankruptcy filing contemplated hereby, Seller is not in default, and to Seller’s Knowledge, none of the other parties to such Real Property Lease is in default of any of its obligations thereunder and, other than the Bankruptcy Case, no event has occurred that, with the giving of notice or passage of time, or both, would constitute a default thereunder; (vi) Seller has not paid any rent, fees, or other charges under such Real Property Leases for more than one month in advance; (vii) Seller is presently not contesting any tax, utility, operating cost or other escalation payments or occupancy charges, or any other amounts payable under such Real Property Leases; (viii) to Seller’s Knowledge, (A) all material work, repairs, alterations and improvements required to be performed by any party as of the date hereof to any of such Real Property Leases has been completed and fully paid for, and (B) all material obligations of the landlord under such Real Property Leases have been performed; (x) there are no actions or proceedings pending or, to the Knowledge of Seller, threatened by any landlord under any Real Property Leases; (xi) true and complete copies of all assignments of Real Property Leases and subleases and consents thereto by landlords under such Real Property Leases, including all amendments, guarantees, side letters, subordination and non-disturbance agreements and other documents relating thereto, have been made available to Purchaser; (xii) there are no security deposits other than those set forth in the Disclosure Letter, such security deposits are held by the landlords under such Real Property Leases and have not, as of the date hereof, been applied to existing arrears in rents or otherwise in accordance with the terms of such Real Property Leases; and (xiii) such Real Property Leases do not prohibit the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(e)           All public utilities (including gas, electric, water, storm and sanitary sewerage and telephone utilities) required to operate the Wafer Business are installed at and available to the Real Property, and, Seller has no Knowledge of any proposed, planned or actual curtailment of service of any utility supplied to any portion of the Real Property.

(f)           With respect to the Real Property (i) no eminent domain, condemnation or similar proceedings are pending or, to the Knowledge of Seller, threatened, (ii) no proceeding is pending that to the Knowledge of the Seller would reasonably be expected to terminate the current access from the Real Property to any presently existing highways and roads adjoining or situated on the Real Property, (iii) to the Knowledge of the Seller, no structure on the Real Property is located within a flood hazard zone as defined by the Federal Insurance Administration, (iv) to the Knowledge of the Seller, no special assessments or tax abatements affect the Real Property, (v) there are no pending or, to the Knowledge of Seller, threatened zoning changes or zoning ordinance amendments which would affect the Real Property, and (vi) the Real Property, including each improvement thereon, is in good condition, normal wear and tear excepted, for the purpose for which used in the Wafer Business, has sufficient rights of access and egress for the purposes for which it is used and complies, in all material respects, with all municipal, state and federal statutes, ordinances, rules and regulations applicable thereto, and no material improvements or repairs are necessary or currently contemplated with respect thereto, except where the failure to be in such condition would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Seller’s or the Purchaser’s ability to conduct the Wafer Business in the ordinary course of business.

(g)           Seller has not leased, licensed or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof, and except as set forth in Section 5.4(g) of the Disclosure Letter, there are no outstanding options, rights or first offer or rights of first refusal to purchase any of the Real Property, the Easements or any portion of or any interest therein.

(h)           To Seller’s Knowledge, Seller’s use or occupancy of the Real Property and the operation of the Wafer Business as currently conducted thereon complies in all material respects with all applicable zoning and land use Laws and is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Entity.

Section 5.5          Authorization; Enforceability.  Subject to the entry of the Sale Order, Seller has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Ancillary Agreements to which it is or is to be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Seller of this Agreement and each of the other Ancillary Agreements to which it is or is to be a party, and the consummation by Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement has been and, when executed and delivered, each other Ancillary Agreement to which each of them is to be a party, will be, duly and validly executed and delivered by Seller and, subject to the entry of the Sale Order, constitutes (in the case of this Agreement) and will constitute (in the case of each of the Ancillary Agreements) the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.6          No Conflicts.  Subject to the entry of the Sale Order, the execution, delivery and performance of this Agreement and each other Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the Organizational Documents of Seller, (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 9.1(c) and Section 9.2(e), result in a material violation of any Applicable Law, or (c) result in the creation or imposition of any Lien upon or with respect to any Acquired Asset, other than in favor of Purchaser as specified in the Ancillary Agreements and Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Seller is not in violation of its Organizational Documents.

Section 5.7          Consents and Approvals.  Except as set forth in Section 5.7 of the Disclosure Letter or otherwise in this Agreement, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over Seller or any of its properties is required for the execution and delivery by Seller of the Agreement and the Ancillary Agreements and performance of and compliance by Seller with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (b) filings with respect to and any consents, approvals or expiration or termination of any waiting period, required under any United States or foreign antitrust or investment laws which may include the HSR Act and any other Regulatory Approvals required, and (c) such other consents, approvals, authorizations, registrations or qualifications the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.8          Intellectual Property.

(a)           Section 5.8(a) of the Disclosure Letter sets forth a complete and accurate list of all (i) United States and non-United States Patents and Patent applications owned by Seller; (ii) United States and non-United States Trademark registrations and Internet domain registrations, Trademark applications, and material unregistered Trademarks owned by Seller; (iii) United States and non-United States Copyright and mask work registrations, and material unregistered Copyrights owned by Seller; and (iv) Software (other than readily available commercial software programs having an acquisition price of less than $10,000) that is owned, licensed or leased by Seller, describing which Software is owned, licensed or leased, as the case may be, and the applicable owner, licensor or lessor.

(b)           Section 5.8(b) of the Disclosure Letter sets forth a complete and accurate list of all Contracts to which Seller is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than licenses for readily available commercial software programs having an acquisition price of less than $10,000), or (ii) restricting Seller’s rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”).  Seller has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements.

(c)           Seller owns or possesses rights to use all Intellectual Property used in the conduct of the Wafer Business.  All registrations with and applications to Governmental Entities in respect of such Intellectual Property are in full force and effect, have not, except in accordance with the ordinary course practices of Seller, lapsed, expired or been abandoned, are not the subject of any opposition or other action filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry, court of law, or tribunal.  The consummation of the Transactions will not result in the loss or impairment of any rights to use such Intellectual Property or obligate Purchaser to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by Seller absent the consummation of the Transactions.  Notwithstanding the foregoing, Seller acknowledges that DOE demands title to the Gemini Method Patents and has notified Seller of its determination that Seller failed to satisfy 35 U.S.C. § 202(c) with respect to the Gemini Method Patents.

(d)           No present or former Employee, officer or director of Seller, or agent, outside contractor or consultant of Seller, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property, provided that Seller acknowledges that DOE demands title to the Gemini Method Patents.  Other than with respect to copyrightable works Seller hereby represents to be “works made for hire” within the meaning of Section 101 of the Copyright Act of 1976 owned by Seller, Seller has obtained from all individuals who participated in any respect in the invention or authorship of any Intellectual Property created by or for Seller (the “Owned Intellectual Property”), as consultants, as employees of consultants or otherwise, effective waivers of any and all ownership rights of such individuals in the Owned Intellectual Property and written assignments to Seller of all rights with respect thereto.

(e)           Seller has not received any notice that it is, or they are, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract relating to such Intellectual Property, except that DOE has notified Seller of DOE’s determination that Seller failed to comply with the terms of its funding agreement, reflecting Seller’s obligations under 35 U.S.C. § 202(c) and implementing regulations.  To Seller’s Knowledge, all Owned Intellectual Property is valid, and Seller has not received any notice of any claim of invalidity of any Owned Intellectual Property.  To Seller’ Knowledge, no Intellectual Property rights of Seller are being infringed by any other Person, except to the extent that such infringement has not had and would not have, individually or in the aggregate, a Material Adverse Effect.  Seller has not received any notice of any claim of infringement or conflict with any Intellectual Property right of others which has had or would in any such case be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9          Wafer Contracts.

(a)           Section 5.9(a) of the Disclosure Letter sets forth (i) each Wafer Contract to which Seller is a party or is bound, (x) involving aggregate expenses or payments of $50,000 or more during any 12-month period (other than purchase orders in the ordinary course of business of Seller and other than Contracts that by their terms may be terminated by Seller in the ordinary course of business upon 60 days’ or less notice without penalty or premium), (y) which is a Contract with a Governmental Entity or (z) the breach or termination of which could reasonably be expected to have a Material Adverse Effect on Seller and (ii) a description of accounts between Seller and its Subsidiaries.

(b)           Except as may have occurred solely as a result of the commencement of the Bankruptcy Case (or any other action taken by Seller during the Bankruptcy Case), each Wafer Contract, is valid, binding and full force and effect, enforceable in all material respects by the Seller in accordance with its terms, and there has not been any cancellation or, to the Knowledge of Seller, threatened cancellation of any such Wafer Contract, nor any pending or, to the Knowledge of Seller, threatened disputes thereunder.  Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or default under any Wafer Contract except for breaches or defaults (i) that would be remedied solely by the payment of Cure Costs, or (ii) caused solely by the filing of the Bankruptcy Case.  To the Knowledge of Seller, no other party to any of the Wafer Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.  No consents or approvals of any Person other than Seller is necessary to sell, assign, convey, transfer and deliver to Purchaser, on the terms of this Agreement, any and all rights and interests of Seller in the Wafer Contracts.  Seller has provided Purchaser with true and complete copies of each written Wafer Contract (including all amendments thereto).

Section 5.10        Absence of Certain Developments.  Since December 31, 2010, Seller has not Transferred ownership of any of the Acquired Assets to any of its Subsidiaries or Affiliates.

Section 5.11        Litigation; Product Warranties.

(a)           Except as set forth on Section 5.11(a) of the Disclosure Letter, there are no legal, governmental or regulatory actions, suits, proceedings or, to the Knowledge of Seller, investigations pending or threatened to which Seller is or may be a party or to which any property of Seller, any director or officer of Seller in their capacities as such, or the Wafer Business, Assumed Liabilities or Acquired Assets is or may be the subject that, individually or in the aggregate, has had or, if determined adversely to Seller, would reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth on Section 5.11(b) of the Disclosure Letter, there are no product warranties, product defect or products liability claims pending against Seller or its Subsidiaries with respect to any Products manufactured or sold by Seller or its Subsidiaries during the past five (5) years and Seller does not know of any basis for, any such claim.  To the Knowledge of Seller, there are no defects in design, construction or manufacture of Products that would adversely affect performance or create a risk of injury to persons or property.  The Products that are designed and manufactured solely by Seller and its Subsidiaries and, to the Knowledge of Seller, the other Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect, and the Products have received all governmental approvals necessary to allow their sale and use.  As used in this Section 5.11(b), the term “Products” means any and all products of Seller and its Subsidiaries distributed or sold by Seller and its Subsidiaries under any brand name or mark under which products are or have been manufactured, distributed or sold by Seller and its Subsidiaries.

Section 5.12        Permits and Compliance with Laws.

(a)           Except as set forth on Section 5.12(a) of the Disclosure Letter, with respect to the Acquired Assets, Seller is, and has been since January 1, 2009, in compliance in all material respects with all Applicable Laws.  Seller has not received written notification from any Governmental Entity (i) asserting a violation of any Applicable Law regarding the conduct of the Wafer Business; (ii) threatening to revoke any material Permit; or (iii) restricting or in any way limiting its operation of the Acquired Assets as currently conducted, except for notices of violations, revocations or restrictions.

(b)           Seller possesses all material Permits issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership, lease, use and operation of the Acquired Assets (collectively, the “Seller Permits”).  Section 5.12(b) of the Disclosure Letter sets forth, as of the Execution Date, a true and correct list of all material Seller Permits in effect and a true and correct list of all material pending applications for Permits, that would be Seller Permits if issued or granted and all material pending applications by Seller for modification, extension or renewal of the Seller Permits.  Seller has operated the Wafer Business in compliance in all material respects with the terms and conditions of the Seller Permits, and Seller not has received any written notice alleging any such failure to comply.  Seller has not received notice of any revocation or modification of any such Permit or has any reason to believe that any such Permit will not be renewed in the ordinary course.

Section 5.13        Taxes.

(a)           Seller has timely filed or caused to be filed all United States federal, state, local and non-United States Tax Returns required to have been filed that are material to the Acquired Assets, taken as a whole, and each such Tax Return is true, complete and correct in all material respects, except any Taxes not paid by Seller as a result of the Bankruptcy Case.

(b)           Seller has timely paid or caused to be timely paid all Taxes shown to be due and payable by it or them on the returns referred to in Section 5.13(a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Seller has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Except as set forth in Section 5.13(c) of the Disclosure Letter to Seller’s Knowledge, there are no material United States federal, state, local or non-United States federal or provincial audits, examinations, investigations or other administrative proceedings or court proceedings have been commenced or are presently pending or threatened in writing with regard to any Taxes or Tax Returns with respect to the Acquired Assets.  There is no material unresolved dispute or claim concerning any Tax liability with respect to the Acquired Assets either claimed or raised by any Tax Authority in writing.  There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Acquired Assets that will be binding upon Purchaser after the Closing Date.

(d)           Except as set forth in Section 5.13(d) of the Disclosure Letter, there are no statutory Liens for Taxes upon any of the Acquired Assets or the Wafer Business.

Section 5.14        Employment Matters.

(a)           To Seller’s Knowledge, Seller’s relations with its Employees are good under the circumstances of Seller’s financial condition and prospects.  Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(b)           Seller is not engaged in any unfair labor practice or other unlawful employment practice.  Except as disclosed on Section 5.14(b) of the Disclosure Letter, there are no unfair labor practice charges or other employee-related complaints or claims against Seller pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Entity by or concerning the Employees, independent contractors or consultants of Seller, that if decided adversely would reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Section 5.14(b) of the Disclosure Letter, for the three (3) year period prior to the date of this Agreement, Seller has not (i) been notified in writing by any Governmental Entity of any alleged violation by Seller of Applicable Law that remains unresolved respecting employment, employment practices or terms and conditions of employment, or (ii) received any written notice of the intent of any Governmental Entity to conduct an investigation of Seller and, to Seller’s Knowledge, no such investigation is in progress.

(c)           Seller is not (i) party to any collective bargaining agreement, (ii) currently negotiating any collective bargaining agreement, or (iii) obligated to negotiate any collective bargaining agreement with its Employees.

(d)           All material levies, assessments and penalties made against Seller pursuant to all applicable workers compensation legislation as of the date hereof have been paid by Seller, and Seller has not been reassessed under any such legislation.

(e)           Section 5.14(e) of the Disclosure Letter lists, as of the date of this Agreement, a true and complete list of each (i) deferred compensation plan, (ii) incentive compensation plan, (iii) equity compensation plan, (iv) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, (v) employment, termination, severance or “change in control” agreement, and (vi) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which Seller or any ERISA Affiliate have any Liability or is a party, for the benefit of any Employee, consultant or director or any former Employee, consultant or director of Seller (each such plan is referred to herein as a “Benefit Plan” and each such Person is referred to herein as a “Service Provider”).  Each Benefit Plan is operated, funded and administered in all material respects in accordance with its terms and the terms of Applicable Law (including ERISA and the Code). True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been made available to Purchaser.  Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service.  All liabilities or expenses of the Seller in respect of any Benefit Plan (including workers compensation) which have not been paid, have been properly accrued on the Seller’s most recent financial statements in compliance with GAAP.  All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Benefit Plan, or in accordance with applicable law, as of the date hereof have been timely made or reflected on the Seller’s financial statements in accordance with GAAP.

(f)            Neither the Seller or any ERISA Affiliate has ever maintained, contributed to or had any liability with respect to any employee benefit plan subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code.

(g)           As of the date hereof, there are no pending or, to Seller’s Knowledge, threatened or anticipated claims by or on behalf of any Benefit Plan, by any Service Provider or beneficiary covered under any such Benefit Plan, or otherwise involving any Benefit Plan (other than routine claims for benefits) that could reasonably result in the imposition of any Liability upon Purchaser.

(h)           Neither Seller nor any ERISA Affiliate has any obligation to provide or make available post-employment benefit under any Benefit Plan which is a “welfare plan” (as defined in Section 3(1) of ERISA) for any Service Provider (or their respective beneficiaries) of the Seller, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (otherwise referred to as “COBRA”), and at the sole expense of such individual.

(i)           Seller has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law (“WARN”) within the last six months which remains unsatisfied.  No later than five Business Days prior to the Closing Date, the Seller shall provide Purchaser with a list setting forth the number of employees terminated from each site of employment of Seller during the 90-day period ending on the Closing Date (which list shall not include any employees which may be terminated on the Closing Date at the direction of Purchaser) for reasons qualifying the termination as “employment losses” under WARN  and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to WARN.

(j)            Seller has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(k)           No Subsidiary maintains or sponsors any Benefit Plan that would remain a Benefit Plan of such Subsidiary following the Closing.

Section 5.15        Brokers.  Except as disclosed in Section 5.15 of the Disclosure Letter, Seller is not a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Purchaser for a brokerage commission, finder’s fee or like payment in connection with the Transactions.

Section 5.16        Foreign Corrupt Practices Act Compliance.  Since January 1, 2009, neither Seller nor, to the Knowledge of Seller, any person or other entity acting on behalf of Seller, has directly or indirectly, on behalf of or with respect to the Wafer Business: (a) made any contributions, payments or gifts of its property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); (b) either established or maintained any unrecorded fund or asset for any purpose, or made any intentionally false or artificial entries on its books or records for any reason; (c) made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment; (d) either made any contribution, or reimbursed any political gift or contribution made by any other Person, to candidates for public office, whether federal, state or local, where such contribution or reimbursement would be in violation of applicable law in any material respect; (e) made or received any payment which was not legal in any material respect to make or receive; (f) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Seller; (g) created or used any “off-book” bank or cash account or “slush fund;” or (h) engaged in any conduct constituting a violation in any material respect of the Foreign Corrupt Practices Act of 1977.

Section 5.17        Environmental Matters.

(a)           Except as set forth on Section 5.17(a) of the Disclosure Letter, (i) the operations of Seller are and have been in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by Seller, or any predecessor in interest thereof, or at any disposal or treatment facility which received Hazardous Materials generated by Seller or any predecessor in interest thereof, with respect to the Acquired Assets; (iii) no Environmental Claim has been asserted against Seller or any predecessor in interest thereof, with respect to the Acquired Assets nor does Seller have knowledge or notice of any threatened or pending Environmental Claim against Seller or any predecessor in interest thereof; (iv) no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by Seller or any predecessor in interest thereof, with respect to the Acquired Assets; (v) no Real Property has been used as a treatment, storage, or disposal site for any Hazardous Material (and no such Real Property is contaminated by any such substance); (vi) Seller has not failed to report to the proper Governmental Entity any Release which is required to be so reported by any Environmental Laws; (vii) Seller holds all Permits required under any Environmental Laws in connection with the occupation of the Real Property or the operation of the Acquired Assets on the Real Property; and (viii) Seller has not received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws or any Permits or (B) any Permit referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated.

(b)           Except as described in Section 5.17(b) of the Disclosure Letter, to the Knowledge of Seller, the Real Property does not contain any: (i) under- or above-ground storage tanks, (ii) underground injection wells, (iii) septic tanks in which process wastewater or any Hazardous Materials have been disposed, (iv) asbestos, (v) equipment containing PCBs or (vi) drums buried in the ground, or other landfills, surface impoundments, or disposal areas.

(c)           Section 5.17(c) of the Disclosure Letter identifies all environmental, health and/or safety, including process safety management, loss and prevention, investigations, assessments, audits, studies, tests, reviews, reports or sampling results (including but not limited to Phase I or Phase II environmental assessments or environmental audits) relating to the Real Property commissioned by Seller and true and complete copies of such reports have been provided to Purchaser.

(d)           Section 5.17(d) of the Disclosure Letter identifies all material Environmental Permits, approvals or authorizations issued by any federal, state or local Government Entity to Seller in connection with the Wafer Business or the Real Property, each such Environmental Permit is valid and enforceable and in full force and effect, and Seller is in compliance, in all material respects, with the terms and conditions of all such Environmental Permits, approvals or authorizations and no other Environmental Permits, approvals or authorizations are necessary for operating the Wafer Business as currently conducted.

Section 5.18        Title to Assets; Sufficiency of Assets.

(a)           Seller holds, and subject to the entry of the Sale Order, at the Closing shall cause to be delivered to Purchaser, good and valid title to or, in the case of leased or licensed  Acquired Assets, a valid and binding leasehold interest in or license to or rights under (as the case may be), all of the Acquired Assets, free and clear of all Liens, other than Assumed Liabilities and Permitted Liens. All of the Acquired Assets are in good order and repair for assets of comparable age and past use and are capable of being used in the ordinary course of business in the manner necessary to operate the Wafer Business, except where the failure to be in such condition would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Seller’s or the Purchaser’s ability to conduct the Wafer Business in the ordinary course of business.

(b)           The Acquired Assets, without giving effect to the exclusion of any Wafer Excluded Assets, include all tangible Assets, intangible Assets and Intellectual Property that are necessary for the conduct of the Wafer Business immediately following the Closing Date in substantially the same manner as conducted by Seller prior to the commencement of the Bankruptcy Case, except for Service Providers that are not Transferred Employees.

Section 5.19        Insurance.  Section 5.19 of the Disclosure Letter sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Seller relating to the Acquired Assets as of the date of this Agreement.  As of such date, such insurance is in full force and effect.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this Article VI are true and correct as of the date of this Agreement.

Section 6.1          Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 6.2          Authorization; Enforceability.  Purchaser has all requisite power and authority to enter into this Agreement and the other Ancillary Agreements to which Purchaser is a party.  The execution, delivery and performance by Purchaser of this Agreement and each of the other Ancillary Agreements to which Purchaser is a party, and the consummation by Purchaser of the Transactions (including the authorization to credit bid for the Acquired Assets), have been duly authorized by all necessary action on the part of Purchaser.  Subject to the entry of the Sale Order, this Agreement and, when executed, each other Ancillary Agreement to which Purchaser is a party, have been duly and validly executed and delivered by Purchaser and, assuming due and valid execution and delivery by Seller, constitute the valid and binding obligation of Purchaser, enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 6.3          No Conflicts.  Subject to the entry of the Sale Order, the execution, delivery and performance of this Agreement and each other Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the Organizational Documents of Purchaser or (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 9.1(c) and Section 9.2(e), result in a violation of any law, statute, rule or regulation of any Governmental Entity or any applicable order of any court or any rule, regulation or order of any Governmental Entity applicable to Purchaser or by which any property or asset of Purchaser is bound, except for violations which, individually or in the aggregate, has not had and would not reasonably be likely to have a Purchaser Material Adverse Effect.

Section 6.4          Consents and Approvals.  Except as set forth in this Agreement, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser or any of its properties is required for the execution and delivery by Purchaser of the Agreement and the Ancillary Agreements and performance of and compliance by Purchaser with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), (b) filings with respect to and any consents, approvals or expiration or termination of any waiting period, required under any United States or foreign antitrust investment laws which may include the HSR Act and any other Regulatory Approvals required, and (c) such other consents, approvals, authorizations, registrations or qualifications the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.5          Financial Capability.  Purchaser (a) has as of the date of this Agreement and will have on the Closing Date sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the Transactions, and (b) has as of the date of this Agreement and will have on the Closing Date the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

Section 6.6          Broker’s, Finder’s or Similar Fees.  There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Purchaser in connection with the Transactions.

Section 6.7          No Other Representations or Warranties.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that none of Seller, its Affiliates or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V (as modified by the Disclosure Letter), or with respect to any other information provided to the Purchaser in connection with the transaction contemplated hereby, including as to the probable success or profitability of the ownership, use or operation of the Wafer Business and the Acquired Assets after Closing.  Purchaser further represents that none of Seller, its Affiliates or any other Person has made any representation or warranty, express or implied as to the accuracy or completeness of any information regarding Seller, the Wafer Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Seller, its Affiliates or any other Person will have or be subject to liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives of Purchaser’s use of, any such information, including data room information provided to Purchaser or its representatives, in connection with the sale of the Acquired Assets and the Transactions.  Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Acquired Assets and, in making the determination to proceed with the Transactions, Purchaser has relied on the results of its own independent investigation.

ARTICLE VII.

SALE ORDER

Seller shall use commercially reasonable efforts to obtain entry of the Sale Order approving the transactions contemplated by this Agreement and such Sale Order shall be in form and substance satisfactory to Purchaser in its reasonable discretion granting, among other things, that (i) such sale shall be, to the fullest extent permitted by the Bankruptcy Code, pursuant to Sections 105, 363(b) and 363(f) of the Bankruptcy Code, free and clear of all Liens other than Permitted Liens and Assumed Liabilities; (ii) all Contracts required to be assumed by Seller and assigned to Purchaser are so assumed and assigned free and clear of all Liens and Retained Liabilities other than Permitted Liens and Assumed Liabilities to the fullest extent permitted by Section 365 of the Bankruptcy Code, subject to Section 2.6; (iii) Purchaser is deemed to have purchased the Acquired Assets in good faith pursuant to Section 363(m) of the Bankruptcy Code; and (iv) Seller is authorized and directed to execute, upon request by Purchaser, one or more assignments in form, substance, and number reasonably acceptable to Purchaser, evidencing the conveyance of the Acquired Assets to Purchaser.

ARTICLE VIII.

COVENANTS

Section 8.1          Interim Operations of the Wafer Business.  From the Execution Date through the Closing Date, subject to any limitations imposed on Seller as a result of its status as debtor-in-possession in the Bankruptcy Case, Seller shall use its commercially reasonable efforts to ensure that, and Seller covenants and agrees that, except as expressly provided in this Agreement, contemplated by the Transition Budget or the Cash Collateral Order, required by Applicable Law or as may be agreed in writing by Purchaser:

(a)           the Wafer Business shall be conducted only in the ordinary course (including the sale of Inventory) in accordance with the Transition Budget and Seller shall use commercially reasonable efforts to preserve intact the business organization of the Wafer Business and maintain the existing relations with customers, suppliers, vendors, creditors, business partners and others having business dealings with the Wafer Business;

(b)           Seller shall use commercially reasonable efforts to, maintain, preserve and protect all of the Acquired Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear and except for (i) replacements, modifications or maintenance in the ordinary course of business and (ii) any Acquired Assets not reasonably beneficial for operating the Wafer Business if Seller determines that cost of maintenance is not justified;

(c)           Seller shall use commercially reasonable efforts not to (i) modify, amend, reject, waive any rights under or terminate any Designated Contract or (ii) waive, release, compromise, settle or assign any material rights or claims related to any Designated Contract;

(d)           Seller shall use commercially reasonable efforts to perform in all material respects the obligations required to be performed by Seller under the Designated Contracts, other than to cure pre-petition monetary defaults;

(e)           Except as permitted by the Bidding Procedures Order, Seller shall not (i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest of itself or any equity interest of, or similar interest in, a joint venture or similar arrangement to which Seller is a party which is an Acquired Asset hereunder, (ii) alter, whether through a complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or in any other manner, the legal structure or ownership of itself or any other Seller or any joint venture or similar arrangement to which Seller is a party which is an Acquired Asset hereunder, (iii) sell, lease, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber or dispose of any of the Acquired Assets, except for dispositions of inventory and obsolete equipment in the ordinary course of business or (iv) propose, adopt or approve a plan with respect to any of the foregoing;

(f)           Seller shall not institute any increase (including any increase in coverage) in any Benefit Plan with respect to directors or Service Providers of Seller;

(g)           Seller shall not increase the compensation (including salary, bonus or incentive compensation) of, or promote any of, the Service Providers to Seller, provided that Sellers may institute the key employee incentive plan contemplated by the Transition Budget to the extent approved by the Bankruptcy Court;

(h)           Seller shall not enter into any employment, deferred compensation, severance, consulting, independent contractor, nondisclosure, non-competition or similar agreement (or amend in any material manner that is adverse to the Wafer Business any such agreement) to which any Seller is a party or involving any of its directors, officers or employees in his or her capacity as a director, officer or employee of Seller;

(i)           Seller shall comply with its obligations in connection with employee reduction in force as contemplated by the Support Agreement; and

(j)           Seller shall not enter into any Contract, directly or indirectly, unilaterally or in concert, and whether orally, in writing, formally or informally, to do any of the foregoing or assist or cooperate with any other Person in doing any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Article X and the Closing Date, Seller shall cause the Foreign Subsidiaries constituting Acquired Assets to comply with the terms and provisions of Section 8.1 as if such terms and provisions were applicable to the Foreign Subsidiaries by applying such terms and provisions mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in such terms and provisions shall be made so that such terms and provisions can be applied in a logical manner to the Foreign Subsidiaries)

Section 8.2          Access.

(a)           Subject to the Confidentiality Agreement, from the Execution Date until the earlier of (i) termination of this Agreement and (ii) the Closing, Seller will, (w) upon reasonable notice, give Purchaser and its employees, accountants, financial advisors, counsel and other representatives reasonable access during normal business hours to the offices, properties, books and records of Seller relating to the Acquired Assets, the Assumed Liabilities, and the Wafer Business; (x) furnish to Purchaser such financial and operating data and other information relating to the Acquired Assets, the Assumed Liabilities, and the Wafer Business as may be reasonably requested; and (y) instruct the executive officers and senior business managers, Employees, counsel, auditors and financial advisors of Seller to cooperate with Purchaser’s employees, accountants, counsel and other representatives; provided, that (A) all activities covered by this Section 8.2(a) shall be at the sole cost and expense of Purchaser and (B) that any such activities pursuant to this provision shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller to disclose information, (i) subject to attorney-client privilege or that conflicts with any confidentiality obligations to which Seller is bound, (ii) related to pricing or other matters that are highly competitively sensitive or (iii) that would otherwise in the exercise of Seller’s good faith judgment, be inappropriate in light of the Bankruptcy Case.

(b)           Purchaser shall cooperate with Seller and make available to Seller such documents, books, records or information Transferred to Purchaser and relating to activities of the Acquired Assets, the Assumed Liabilities, and the Wafer Business prior to the Closing as Seller may reasonably require after the Closing in connection with any Tax determination or contractual obligations to Third Parties or to defend or prepare for the defense of any claim against Seller or to prosecute or prepare for the prosecution of claims against Third Parties by Seller relating to the conduct of the Wafer Business by Seller prior to the Closing or in connection with any governmental investigation of Seller or any of its Affiliates; provided that any such activities pursuant to this provision shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Purchaser.

(c)           No party shall destroy any files or records which are subject to this Section 8.2 without giving reasonable notice to the other parties, and within 15 days of receipt of such notice, any such other party may cause to be delivered to it the records intended to be destroyed, at such other party’s expense.

Section 8.3          Efforts and Actions to Cause Closing to Occur.  At all times prior to the Closing, upon the terms and subject to the conditions of this Agreement, Seller and Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable (subject to any Applicable Laws) to cause the Closing Date to occur and consummate the Closing and the other Transactions as promptly as practicable including, the preparation and filing of all forms, registrations and notices required to be filed to cause the Closing Date to occur and consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers by any Person other than Purchaser or Seller or Governmental Entity.

Section 8.4          HSR Act.

(a)           Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated by this Agreement; (ii) if required, file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five Business Days after entry of the Sale Order; (iii) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act and (iv) if applicable, cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable.

(b)           Each of the parties shall use commercially reasonable efforts to (a) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (c) permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with any Governmental Entity, including in connection with any proceeding by a private party. The foregoing obligations in this Section 8.4 shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, and each of the parties hereto shall coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under Antitrust Law. The parties will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, Orders or approvals. “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Fees incurred in connection with complying with any Antitrust Law shall be borne solely by Seller.

(c)           If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if the filing pursuant to Section 8.4 is reasonably likely to be rejected or conditioned by federal or a state Governmental Entity, each of the parties shall use commercially reasonable efforts to resolve such objections or challenge as such Governmental Entity or private party may have to such transactions, including to vacate, lift, reverse or overturn any Action, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement.

(d)           Seller shall provide commercially reasonable assistance to Purchaser to assist Purchaser in (i) obtaining or (ii) the transfer of Permits from Seller to Purchaser. Any and all fees required by any Governmental Entity or any Person to obtain or for the transfer of a Permit shall be the sole responsibility of Seller.

Section 8.5          Notification of Certain Matters.  Seller shall give written notice to Purchaser promptly after becoming aware of (i) the occurrence of any event, which would be likely to cause any condition set forth in Article IX to be unsatisfied in any material respect at any time from the date hereof to the Closing Date or (ii) any notice or other communication from (x) any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions or (y) any Governmental Entity in connection with any of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 8.5 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

Section 8.6          Casualty Loss.  Notwithstanding any provision in this Agreement to the contrary, if, before the Closing, all or any portion of the Acquired Assets is (a) condemned or taken by eminent domain, or (b) a material portion is damaged or destroyed by fire or other casualty, Seller shall notify Purchaser promptly in writing of such fact, and (i) in the case of condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (ii) in the case of fire or other casualty, Seller shall, at its option, either restore such damage or assign the insurance proceeds therefrom to Purchaser at Closing.  Notwithstanding the foregoing, the provisions of this Section 8.6 shall not in any way modify Purchaser’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect.

Section 8.7          Employee Matters.  Notwithstanding any provision in this Agreement to the contrary, Purchaser shall not offer employment to any Employee of Sellers pursuant to this Agreement or the transactions contemplated by this Agreement and Sellers acknowledge and agree that no such offer of employment shall be made or deemed to be made by Purchaser.

Section 8.8          Subsequent Actions.  If at any time after the Closing Date, Purchaser or Seller consider or are advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Acquired Assets or otherwise to carry out this Agreement, including the assumption of the Assumed Liabilities, Purchaser or Seller shall at Purchaser’s expense, execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances and take and do all such other actions and things as may be requested by the other party in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement.

Section 8.9          Publicity.  Prior to the Closing and without limiting or restricting any party from making any filing with the Bankruptcy Court with respect to this Agreement or the Transactions and upon 24 hours advance notice of such public announcement or press release, no party shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Purchaser or Seller, disclosure is otherwise required by Applicable Law, the Bankruptcy Code or the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of the Securities Exchange Commission or any stock exchange on which Purchaser lists securities, provided that the party intending to make such release shall use its reasonable best efforts consistent with such Applicable Law, the Bankruptcy Code or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

Section 8.10        Tax Matters.

(a)           The Purchaser and the Seller agree that the Purchase Price is exclusive of any Transfer Taxes.  Seller shall promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement or the transactions contemplated herein, or that may be imposed upon or payable or collectible or incurred in connection with the Transactions.

(b)           In the event that Seller elects to file a plan of reorganization or liquidation in conjunction with the Transactions, Purchaser and Seller covenant and agree that they will use their commercially reasonable efforts to obtain an order from the Bankruptcy Court pursuant to section 1146 of the Bankruptcy Code exempting, to the maximum extent possible, the Transfer of the Acquired Assets from Seller to Purchaser from any and all Transfer Taxes.  To the extent the Transactions or any portion of the Transactions are not exempt from Transfer Taxes under section 1146 of the Bankruptcy Code, Seller shall be responsible for and shall pay all Transfer Taxes promptly when due.  Purchaser and Seller shall cooperate in providing each other with any appropriate certification and other similar documentation relating to exemption from Transfer Taxes (including any appropriate resale exemption certifications), as provided under Applicable Law.

(c)           Purchaser and Seller agree to furnish, or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets or the Wafer Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Purchaser and Seller shall cooperate, and cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 8.10(c).  Purchaser and Seller shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened tax audits, assessments or litigation with respect to the Acquired Assets or the Wafer Business for any taxable period for which the other party may have liability under this Agreement.  Purchaser and Seller shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement.

(d)           Real and personal property Taxes and assessments, and all rents, utilities and other charges, on the Acquired Assets for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date (the “Straddle Period Property Tax”) shall be prorated on a per diem basis between Purchaser and Seller as of the Closing Date; provided, however, that Seller shall not be responsible for, or benefit from, any increased or decreased assessments on real or personal property resulting from the transactions contemplated hereby.  All such prorations of Straddle Period Property Taxes shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Seller and items relating to time periods beginning after the Closing Date shall be allocated to Purchaser.  The amount of all such prorations shall be settled and paid on the Closing Date.  If any of the rates for the Straddle Period Property Taxes for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date are not established by the Closing Date, the prorations shall be made on the basis of such rates in effect for the preceding taxable period.  The apportioned obligations under this Section 8.10(d) shall be shall be timely paid and all applicable filings made in the same manner as set forth for the apportioned Transfer Taxes in Section 8.10(a) and (b).

Section 8.11        Rejection of Designated Contracts.  Seller shall not reject any Designated Contracts pursuant to the Bankruptcy Case without the prior written consent of Purchaser.

Section 8.12        Books and Records.  At or promptly after the Closing, Seller shall deliver to Purchaser all books and records pertaining to the Acquired Assets that are in Seller’s possession or control; provided, however, that Seller shall be entitled to make and retain a copy of any and all books and records delivered to Purchaser.

Section 8.13        Indenture Trustee.  Other than with respect to the obligation to credit bid the obligations of the Secured Notes pursuant to Section 3.1, the Indenture Trustee is not responsible for the performance of the Purchaser’s obligations under this Agreement, except to reduce the amount of the Secured Notes by the amount of the credit bid, as of the Closing Date.

ARTICLE IX.

CONDITIONS

Section 9.1          Conditions Precedent to Performance by Seller and Purchaser.  The respective obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)           Bankruptcy Matters.

(i)
The Bankruptcy Court shall have entered the Sale Order in form and substance acceptable to Purchaser in Purchaser’s reasonable discretion by November 10, 2011 (subject to extension as permitted by the Support Agreement).  The Sale Order shall declare the Purchaser as the Second-Highest Bidder with respect to the Acquired Assets as provided in this Agreement and the Sale Order shall not have been stayed, vacated, modified or supplemented without the prior written consent of Purchaser.

(ii)
The Bankruptcy Court shall not have entered an order (x) appointing a trustee or an examiner with expanded powers, or (y) dismissing Seller’s Bankruptcy Case or converting Seller’s Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code.

(b)           Max Era APA.  The Max Era APA shall have been terminated in accordance with its terms.

(c)           Antitrust and Regulatory Approvals. If applicable, the waiting periods for the transactions contemplated under this Agreement under the HSR Act, and any other Antitrust Law shall have expired or terminated and any other Regulatory Approvals have been obtained.

(d)           No Order. No order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, nor shall any such order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order be in effect. No Action shall be pending before any Governmental Entity or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (x) prevent consummation of any of the transactions contemplated by this Agreement or (y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

Section 9.2          Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date, of the following conditions:

(a)           Material Adverse Effect.  Since the Petition Date, there shall not have occurred and be continuing any Material Adverse Effect.

(b)           Seller’s Representations and Warranties.  The representations and warranties made by Seller in Article V of this Agreement shall be true and correct in all respects as of the Closing, in each case as though made at and as of such time (or, if made as of a specific date, at and as of such date), except to the extent such failures to be true and correct do not individually or in the aggregate constitute a Material Adverse Effect (except for representations and warranties which are qualified by “material” or “Material Adverse Effect”, which such representations and warranties shall be true and correct in all respects).

(c)           Seller’s Performance of Covenants.  Seller shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Seller to be performed or complied with by them under this Agreement.

(d)           Certificate of Seller’s Officers.  Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by the Chief Executive Officer, and the Chief Financial Officers of Seller, reasonably satisfactory in form to Purchaser, to the effect of paragraph (a) through (c) above.

(e)           Consents, Orders, Approvals and Permits.

(i)
All consents and approvals of any Person (other than a Governmental Entity) set forth in Section 9.2(e) of the Disclosure Letter shall have been obtained, except to the extent that the requirement for a particular consent or approval is rendered inapplicable by the Sale Order or other order of the Bankruptcy Court, if applicable.  A copy of each such consent or approval referred to in this Section 9.2(e) shall have been provided to Purchaser at or prior to the Closing.

(ii)
All Permits necessary for the operation of the Wafer Business included in the Acquired Assets will be Transferred to Purchaser or have been obtained by Purchaser except where the failure to Transfer or obtain would not constitute a Material Adverse Effect.

(f)           Bill of Sale; Conveyance Documents.  Seller shall have duly executed and delivered to Purchaser the documents set forth in Section 4.2.

(g)           HSTIC Waiver.  Only to the extent the shares of capital stock of Evergreen (Wuhan) and the Evergreen (Wuhan) Contracts are included in the Acquired Assets, but subject to Section 9.4, HSTIC shall have waived its rights under the Evergreen (Wuhan) Contracts to cause Seller to purchase the shares of capital stock held by HSTIC as a result of the commencement of the Bankruptcy Case and the consummation of the Transactions.

(h)           Support Agreement.  No Requisite Supporting Noteholder Termination Event (as defined in the Support Agreement) shall have occurred under the Support Agreement which gives the noteholders thereunder a right to terminate the Support Agreement.

The foregoing conditions in this Section 9.2 are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in its sole discretion.  The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 9.3          Conditions to Obligations of Seller.  The obligations of Seller to consummate the Closing shall be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date, of the following conditions:

(a)           Representations and Warranties.  All representations and warranties made by Purchaser in Article VI of this Agreement shall be true and correct in all respects on and as of the Closing Date as if again made by Purchaser on and as of such date (or, if made as of a specific date, at and as of such date) except to the extent such failures to be true and correct do not individually or in the aggregate constitute a Purchaser Material Adverse Effect (except for such representations and warranties which are qualified by “material” or “Purchaser Material Adverse Effect”, which such representations and warranties shall be true and correct in all respects).

(b)           Consents, Approvals and Permits.  All consents and approvals of any Person other than a Governmental Entity set forth in Section 9.3(b) of the Disclosure Letter, shall have been obtained, except to the extent that the requirement for a particular consent or approval is rendered inapplicable by the Sale Order or other order of the Bankruptcy Court.  A copy of each such consent or approval shall have been provided to Purchaser at or prior to the Closing.

(c)           Performance of the Obligations of Purchaser.  Purchaser shall have performed in all material respects all material obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement), and Seller shall have received a certificate dated as of the Closing Date and signed by the President or a Vice President of Purchaser to that effect.

(d)           Purchaser’s Deliveries.  Purchaser shall have delivered, and Seller shall have received, all of the items set forth in Section 4.3 of this Agreement.

(e)           Secretary’s Certificate.  Purchaser shall have delivered to Seller a duly executed certificate by the Secretary or managing member of Purchaser, certifying as to Purchaser’s Organizational Documents and certificate of good standing, resolutions electing the directors to the board of directors of Purchaser and other customary matters.

The foregoing conditions in this Section 9.3 are for the sole benefit of Seller and may be waived by Seller, in whole or in part, at any time and from time to time in its sole discretion.  The failure by Seller at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 9.4          Evergreen (Wuhan).  Notwithstanding anything herein to the contrary, to the extent that all closing conditions herein have been met but the consent of HSTIC has not been obtained in accordance with Section 9.2(g), then at the option of Seller, the Closing of all Acquired Assets, other than the shares of capital stock of Evergreen (Wuhan) and the Evergreen (Wuhan) Contracts, shall be consummated and the Purchase Price shall be reduced by an amount equal to the portion of the Purchase Price allocable to the shares of capital stock of Evergreen (Wuhan) and the Evergreen (Wuhan) Contracts, which amount shall be determined by Purchaser in consultation with Seller.  Thereafter, Purchaser and Seller shall consummate the purchase of the shares of capital stock of Evergreen (Wuhan) and the Evergreen (Wuhan) Contracts if the closing conditions relating to the shares of capital stock of Evergreen (Wuhan) and the Evergreen (Wuhan) Contracts have been waived or satisfied in accordance with this Agreement

ARTICLE X.

TERMINATION

Section 10.1        Termination.  This Agreement may be terminated or abandoned in its entirety at any time prior to the Closing Date as follows:

(a)           By the mutual written consent of Purchaser and Seller;

(b)           By either Purchaser or Seller upon written notice given to the other, if the Bankruptcy Court or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to prevent the entry of and remove), which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

(c)           By Seller upon written notice given to Purchaser, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.3 and (ii) cannot be cured within ten (10) Business Days after Seller provides written notice to Purchaser of such breach;

(d)           By Purchaser upon written notice given to Seller:

(i)
if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.2 and (ii) cannot be cured within ten (10) Business Days after Purchaser provides written notice to Seller of such breach;

(ii)
if the Sale Order has been revoked, rescinded or modified in any material respect and the order revoking, rescinding or modifying such order(s) shall not be reversed or vacated within three days after the entry thereof; provided that Purchaser shall have the right to designate any later date for this purpose in its sole discretion;

(iii)
if for any reason Purchaser is unable, pursuant to Section 363(k) of the Bankruptcy Code, to credit bid its Obligations under the Senior Notes in payment of the Purchase Price as set forth in Section 3.1; or

(iv)	if the Support Agreement has been terminated.

(e)           By Purchaser upon written notice to Seller, if, at the conclusion of the Sale Hearing, Purchaser is not determined by the Bankruptcy Court to be the Second-Highest Bidder with respect to the Acquired Assets.

Any party seeking to invoke its rights to terminate this Agreement shall give written notice thereof to the other party or parties specifying the provision hereof pursuant to which such termination is made and the effective date of such termination being the date of such notice.

Section 10.2        Effect of Termination.  If this Agreement is terminated by either party in accordance with and pursuant to Section 10.1, then, except as otherwise provided in Section 10.3, all rights and obligations of the parties under this Agreement shall terminate; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

Section 10.3        Expense Reimbursement.

(a)       Seller shall pay, or cause to be paid, to Purchaser or as Purchaser may direct, by wire transfer in immediately available funds, an amount equal to any unreimbursed Transaction Expenses, with such payments to be made so as to be received not later than five (5) Business Days following the date of receipt by Seller of an invoice documenting such Transaction Expenses.

(b)       The parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that without these agreements neither Seller nor Purchaser would enter into this Agreement.

ARTICLE XI.

MISCELLANEOUS

Section 11.1        Survival of Covenants, Representations and Warranties.  The representations and warranties set forth in Article V and Article VI shall not survive the Closing Date; provided, however, that all covenants and agreements in this Agreement shall survive the Closing Date and remain in full force and effect indefinitely, unless otherwise specified therein.

Section 11.2        Disclosure Schedule Supplements.  From time to time prior to the Closing, Seller shall supplement or amend the Disclosure Letter respect to any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.  The Disclosure Letter shall be deemed amended by all such supplements and amendments for all purposes (except for purposes of determining whether the conditions set forth in Section 9.2(b) of the Agreement have been satisfied), unless within ten (10) days from the receipt of such supplement or amendment Purchaser provides notice in good faith that the facts described in such supplement or amendment would reasonably be expected to have a Material Adverse Effect on the Acquired Assets.

Section 11.3        Amendment and Modification.  This Agreement amends and restates the Stalking Horse APA and the rights and obligations of the parties hereto under the Stalking Horse APA are hereby superseded by the rights and obligations set forth in this Agreement.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 11.4        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses:

If to Seller:	Evergreen Solar, Inc.
138 Bartlett Ave.
Marlborough, Massachusetts 01752
Attn: Chief Executive Officer
Telephone:
Facsimile:

with a copy to:	Ronald J. Silverman, Esq.
Bingham Mccutchen, LLP
399 Park Avenue
New York, New York 10022-4689
Telephone: 212.705.7000
Facsimile: 212.752.5378

and to:	Laura Davis Jones, Esq.
Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, DE 19899-8705 (courier 19801)
Telephone: 302.778.6401
Facsimile: 302.652.4400

If to Purchaser:	ES Purchaser, LLC

c/o Akin Gump Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attn: Michael S. Stamer, Esq. & Stephen B. Kuhn, Esq.
Telephone: 212.872.1000
Facsimile: 212.872.1002

with a copy to:	Michael S. Stamer, Esq.
Stephen B. Kuhn, Esq.
Akin Gump Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Telephone: 212.872.1000
Facsimile: 212.872.1002

or to such other address as a party may from time to time designate in writing in accordance with this Section 11.4.  Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (i) on the Business Day it is sent, if sent by personal delivery or telecopy, or (ii) on the first Business Day after sending, if sent by overnight delivery, properly addressed and prepaid or (iii) upon receipt, if sent by mail (regular, certified or registered); provided, however, that notice of change of address shall be effective only upon receipt.  The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in this Section 11.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 11.5        Counterparts.  This Agreement may be executed by facsimile or PDF signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.6        Mutual Drafting.  This Agreement is the result of the joint efforts of Purchaser and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.

Section 11.7        Entire Agreement; No Third Party Beneficiaries.  This Agreement, the Disclosure Letter and other schedules, annexes, and exhibits hereto, the Ancillary Agreements, and the Confidentiality Agreement (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof, and (ii) are not intended to confer upon any Person other than the parties hereto and thereto any rights, obligations or remedies hereunder; provided further that Affiliates and representatives of each party are express third-party beneficiaries of Section 11.15 and this Section 11.7.

Section 11.8        Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 11.9        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

Section 11.10      Exclusive Jurisdiction.  All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York, (ii) irrevocably submits to the jurisdiction of such courts in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.4 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law).

Section 11.11      Remedies.  Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Seller or Purchaser in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 11.12      Specific Performance.

(a)           Purchaser acknowledges and agrees that any breach of the terms of this Agreement by Purchaser would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly agrees that, in addition to any other remedies, Seller shall be entitled to enforce the terms of this Agreement, including, for the avoidance of doubt, Purchaser’s obligation to fund the Purchase Price, by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting a bond.

(b)           Purchaser agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. In the event Seller seek an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement, they shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)           Nothing in this Section 11.12 shall limit the rights of Purchaser to seek or obtain enforcement of the Bidding Procedures Order or the Sale Order after the entry of such orders or of this Agreement.

Section 11.13      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other party; provided that no such prior written consent shall be required for (a) an assignment by the Purchaser to any of its Affiliates, so long as Purchaser remains liable hereunder, (b) an assignment by the Purchaser of its rights and interests hereunder after the Closing to any lender to the Purchaser for purposes of collateral security, or (c) an assignment by the Purchaser of its rights and interests hereunder after the Closing to any purchaser of all or any portion of its assets or businesses.  Subject to the first sentence of this Section 11.13, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 11.14      Headings.  The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.15      No Consequential or Punitive Damages. WITHOUT LIMITING ANY RIGHTS OF ANY PARTY TO RECEIVE EXPENSE REIMBURSEMENT IN ACCORDANCE WITH SECTION 10.3 OF THIS AGREEMENT, NO PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO THE OTHER PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES CLAIMED BY SUCH OTHER PARTY UNDER THE TERMS OF OR DUE TO ANY BREACH OF THIS AGREEMENT, INCLUDING LOSS OF REVENUE OR INCOME, DAMAGES BASED ON ANY MULTIPLIER OF PROFITS OR OTHER VALUATION METRIC, COST OF CAPITAL, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY.

Section 11.16      Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Receivable” means any and all trade accounts, notes and other receivables and indebtedness for borrowed money or overdue accounts receivable, in each case owing to Seller and all claims relating thereto or arising therefrom.

“Acquired Assets” has the meaning set forth in Section 2.1 and Exhibit A.

“Actions” means all rights, privileges, claims, demands, choses in action, prepayments, deposits, refunds, indemnification rights, warranty claims, offsets and other claims of Seller against Third Parties.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” or “this Agreement” means this Asset Purchase Agreement, together with the Exhibits hereto and the exhibits and schedules thereto and the Disclosure Letter.

“Allocation Statement” has the meaning set forth in Section 3.2.

“Ancillary Agreements” means the Support Agreement, Conveyance Documents, Sale Order, and, in the case of each of the foregoing, all exhibits and appendices thereto.

“Antitrust Law” has the meaning set forth in Section 8.4(b).

“Applicable Law” means any law, regulation, rule, order, judgment, guideline or decree to which the Wafer Business, any Acquired Asset, or Seller, is subject.

“Assets” means assets, properties, rights, interests, claims, contracts, and businesses of every kind, type, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent, liquidated or unliquidated, whether owned, leased or licensed and wherever located, and all rents, issues, profits, royalties, entitlements, products and proceeds of any of the foregoing.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“ATP” means the Advanced Technology Program, 15 U.S.C. ' 278n (as of Aug. 8, 2007), and 15 C.F.R. Part 295 (as of Aug. 8, 2007), administered by the National Institute of Standards and Technology.

“ATP Rights” means the rights of the U.S. Government arising under the terms of any ATP award.

“Avoidance Action” means any claim, right or cause of action of Seller arising under sections 544 through 553 of the Bankruptcy Code, except for any such actions (i) against Purchaser (all such claims to be released at Closing); (ii) related to Designated Contracts; or (iii) in connection with any setoffs related to Acquired Assets.

“Bankruptcy Case” has the meaning set forth in the recitals hereof.

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Benefit Plans” has the meaning set forth in Section 5.14(e).

“Bidding Procedures Order” means an order of the Bankruptcy Court dated September 9, 2011, as amended or modified from time to time: (a) authorizing Seller’s entry into the Stalking Horse APA; (b) authorizing and approving the bidding procedures and transaction expense reimbursement; (c) approving the notice procedures and the assumption and assignment procedures; and (d) setting a date for the sale hearing.

 “Bill of Sale” means the bill of sale substantially in the form attached as Exhibit B hereto.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Applicable Law or executive order to close or are otherwise generally closed.

“Cash and Cash Equivalents” means (a) cash; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof, maturing within one (1) year from the date of issuance; (c) certificates of deposit, time deposits, eurodollar time deposits, deposit accounts or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank; (d) commercial paper of an issuer and maturing within six (6) months from the date of acquisition; (e)  securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any non-United States government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or non-United States government (as the case may be); (f) eurodollar time deposits having a maturity not in excess of 180 days to final maturity; (g) any other investment in United States Dollars which has no more than 180 days to final maturity; or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Cash Collateral Order” has the meaning ascribed to such term in the Support Agreement.

“Closing” means the consummation of all transactions contemplated in this Agreement.

“Closing Date” has the meaning set forth in Section 4.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement executed between the Seller and the Purchaser on or before the date of this Agreement.

“Contract” means any written agreement, contract, lease, license, consensual obligation, promise or undertaking.

“Contract & Cure Schedule” has the meaning set forth in Section 2.5(a).

“Conveyance Documents” means (a) the Bill of Sale; (b) the Intellectual Property Instruments; (c) all documents of title and instruments of conveyance necessary to Transfer record and/or beneficial ownership to Purchaser of Acquired Assets composed of automobiles, trucks, or other vehicles, trailers, and any other property owned by Seller which requires execution, endorsement and/or delivery of a certificate of title or other document in order to vest record or beneficial ownership thereof in Purchaser; and (d) all such other documents of title, customary title insurance affidavits, deeds, endorsements, assignments and other instruments of conveyance or Transfer as, in the reasonable opinion of Purchaser’s counsel, are necessary or appropriate to vest in Purchaser good and marketable title to any Acquired Assets, subject to Permitted Liens.

 “Copyrights” means any non-United States or United States copyright registrations and applications for registration thereof, and any nonregistered copyrights, all content and information contained on any website, “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works.”

“Core Assets” has the meaning set forth in Exhibit A.

“Cure Costs” means the amounts that must be paid, if any, in connection with the assumption and assignment of each Designated Contract pursuant to section 365(b)(1)(A) and section 365(b)(1)(B) of the Bankruptcy Code.

“Designated Contracts” means all Contracts set forth on the final Contract & Cure Schedule.

“Designation Deadline” means three Business Days prior to the Closing Date.

“Devens Assets” means Seller’s right, title and interest under the Devens Lease, (ii) the Devens Plant, (iii) the Devens Tangible Assets and (iv) the Devens Contracts.

“Devens Contracts” means Seller’s rights under all Contracts to which it is a party relating to the Devens Land, the Devens Plant or any Devens Tangible Assets.

“Devens Land” means that certain parcel of land consisting of approximately 23.11 acres located at 114 Barnum Road, Devens, Massachusetts that is subject to the Devens Lease.

“Devens Lease” means that certain Ground Lease, dated as of November 20, 2007, between Seller and Mass Dev.

“Devens Plant” means:  (i) the buildings and all other improvements owned by Seller located on the Devens Land, including manufacturing, warehouse and office space comprising approximately 458,000 square feet; and (ii) all fixtures owned by Seller that are attached or appurtenant to the Devens Plant, including all installed facility infrastructure equipment, all support, communication and operating systems, all wiring and server connections for supporting telephone and computer servers and networks and all external improvements including sound barriers, and roof-mounted solar PV equipment.

“Devens Tangible Assets” means the tangible personal property of the Seller located at the Devens Plant or on the Devens Land, including all manufacturing, laboratory, and test equipment, all furniture, vehicles, solar demonstration equipment, office equipment, cafeteria equipment, tables, and other equipment or tangible personal property of any kind, butexcluding all Inventory on hand at the Devens Plant, including supplies, raw materials and work in process, spare parts, maintenance supplies, gases, fluids, and any demo panels and finished goods, if any, which shall be included in Non-Core Assets.

“Disclosure Letter” means the disclosure letter of even date herewith prepared and signed by Seller and delivered to Purchaser simultaneously with the execution hereof, as updated from time to time to the extent permitted herein.

“DOE” means the United States Department of Energy, including its employees, agents, representatives and instrumentalities.

“DOE Funded Evergreen Patents” means all of the Patents (whether or not abandoned or expired) included in Items 18, 19, 20, 22, 23, 24, 25 and 26 of Section 5.8(a) of the Disclosure Letter.

“Easements” has the meaning set forth in Section 5.4(b).

“Employee” means any employee of the Seller as of the Closing Date.

“Environmental Claim” shall mean all Liabilities, including those for investigatory, remedial, or corrective actions, imposed, incurred or arising from or under any Environmental Law or resulting from the presence of any Hazardous Material.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance or promulgated rule, regulation, code or directive, any duties imposed under common law, any judicial or administrative decree, order or judgment (whether or not by consent), any request or demand from a Governmental Entity which request or demand is currently uncontested by Seller, or any provision or condition of any permit, license or other operating authorization relating to (i) the protection of the environment or human, worker or public health and welfare, or the protection of the health and safety of any workers, employees, and the public or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or actual or potential release, discharge or emission of any Hazardous Material, including but not limited to the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the River and Harbor Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act, the Federal Mine Safety and Health Act, the Occupational Safety and Health Act, and any state or local law, ordinance, rule, regulation, code or directive regulating the same or similar matters.

“Environmental Permits” shall mean any and all Permits issued in accordance with or pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.14(e).

“Evergreen (Hong Kong)” means Evergreen Solar (HK) China Limited, a limited company organized under the laws of Hong Kong.

“Evergreen (Wuhan)” means Evergreen Solar (China) Co., Ltd., a company with limited liability organized under the laws of the Peoples Republic of China.

“Evergreen (Wuhan) Contracts” means the following Contracts between Seller and HSTIC with respect to Evergreen (Wuhan):  (i) the Increase Registered Capital and Enlarge Shares Agreement, dated as of July 24, 2009, as amended, on Evergreen (Wuhan); (ii) Joint Venture Agreement, dated as of July 2009, as amended, on Evergreen (Wuhan); and (iii) the Equity Transfer Agreement, dated as of July 24, 2009, as amended, and the other agreements contemplated thereby or with respect thereto between or among HSTIC, Seller and Evergreen (Wuhan).

“Execution Date” has the meaning set forth in the preamble hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiaries” means, collectively, Evergreen (Hong Kong) and Evergreen (Wuhan).

“Furnished Reports” has the meaning set forth in Section 5.3(a).

“GAAP” has the meaning set forth in Section 5.3(b).

“Gemini Method Patents” means all of the Patents (whether or not abandoned or expired) included in Items 8, 12 and 14 of Section 5.8(a) of the Disclosure Letter.

“Government-Reserved Rights” means the rights retained by the United States Government arising under the terms and conditions of the applicable funding agreements and the Bayh-Dole Act (35 U.S.C. Sections 200-212, Pub. L. 96-517, as amended) and related regulations (37 C.F.R. Part 401), including without limitation all those rights set forth in sections 202(c)(4), 203 and 204 of the Bayh-Dole Act, with respect to any invention conceived of or first actually reduced to practice under any of the funding agreements.

“Governmental Entity” means any foreign, national, federal, state, municipal, local, provincial, territorial, government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal, including any United States or other such entity anywhere in the world.

 “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls; and (ii) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“HSTIC” means Hubei Science and Technology Investment Co., Ltd., a company with limited liability organized under the laws of the Peoples Republic of China.

“Indebtedness” means, at any time and with respect to any Person: (a) all indebtedness of such Person for borrowed money; (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business, consistent with past practice); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent); (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded; (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities; (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness; and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indenture” has the meaning set forth in Section 3.1.

“Indenture Trustee” means U.S. Bank National Association in its capacity as Trustee under the Indenture and Collateral Agent under the Security Agreement.

“Instrument of Assumption” means the instrument of assumption substantially in the form attached as Exhibit C.

“Intellectual Property” means Trademarks; Patents; Copyrights; Software; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulae, methodologies, research and development, business methods, processes, technology, interpretive code or source code, object or executable code, libraries, development documentation, compilers (other than commercially available compilers), programming tools, drawings, specifications and data, and applications or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions; trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; database rights; Internet websites, web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in websites; all rights under agreements relating to the foregoing; all books and records pertaining to the foregoing, and claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing; in each case used in or necessary for the conduct of Seller’s Wafer Business as currently conducted or contemplated to be conducted.

“Intellectual Property Instruments” instruments of Transfer, in form suitable for recording in the appropriate office or bureau, effecting the Transfer of the Copyrights, Trademarks and Patents owned or held by Seller.

“Inventory” means all inventory, supplies, finished goods, works in process, goods-in-transit, packaging materials and other consumables of Seller.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as applied to Seller, means a person listed on Section 11.16 of the Disclosure Letter hereto is actually aware of a particular fact; and “knowledge” as applied to Purchaser, means any officer of Purchaser or any other person listed in Section 11.16 of the Disclosure Letter hereto is actually aware of a particular fact.

“Leased Real Property” has the meaning set forth in Section 5.4(c).

“LBIE Assets” Seller’s claims against Lehman Brothers International Europe and Lehman Brothers Holdings Inc. arising out of (i) the Share Lending Agreement between Lehman Brothers International (Europe) and Seller, dated June 26, 2008, and (ii) Guarantee of Lehman Brothers Holdings Inc. of the Share Lending Agreement between Lehman Brothers International (Europe) and Seller, dated June 26, 2008.

“Liabilities”  means all Indebtedness, Claims, Liens, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, matured or unmatured, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the commencement of the Bankruptcy Case) of or against Seller, its Subsidiaries or any of the Acquired Assets.

“License Agreements” has the meaning set forth in Section 5.8(b).

“Lien” means, with respect to any asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code as in effect from time to time in the State of Delaware or comparable law of any jurisdiction) and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

 “Material Adverse Effect” means any change, effect, event or condition that has had or would reasonably be expected to have (i) a material adverse effect on the value of the Acquired Assets taken as a whole or (ii) to the extent that the Acquired Assets include the Core Assets, a material adverse effect on the prospects of the Wafer Business or (iii) a material adverse effect on the ability of Seller to consummate the Transactions; provided that the following shall not constitute a Material Adverse Effect and shall not be taken into account in determining whether or not there has been or would reasonably be expected to be a Material Adverse Effect: (A) changes in general economic conditions or securities or financial markets in general that do not have a disproportionate effect on the Wafer Business (relative to the effect on other Persons operating in the same industry as Seller), (B) changes in the industry in which Seller operates and that do not specifically relate to, or have a disproportionate effect on, the Wafer Business (relative to the effect on other Persons operating in the same industry as Seller), (C) changes in Applicable Law or interpretations thereof by any Governmental Entity that do not have a disproportionate effect on the Wafer Business (relative to the effect on other Persons operating in the same industry as Seller), (D) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism that does not have a disproportionate effect on the Wafer Business (relative to the effect on other Persons operating in the same industry as Seller), (E) changes to the extent resulting from the announcement or the existence of, or compliance with, this Agreement and the Transactions (including any lawsuit related thereto), and the impact on relationships with suppliers, customers, employees or others, as a result of this Agreement and/or the Transactions, (F) any changes in accounting regulations or principles that does not have a disproportionate effect on the Wafer Business (relative to the effect on other Persons operating in the same industry as Seller), (G) any change in the market price or trading volumes of securities of Seller (it being understood for the purposes of this subclause (G) that any facts underlying such change that are not otherwise covered by the immediately preceding clauses (A) through (F) may be taken into account in determining whether or not there has been a Material Adverse Effect), and (H) any changes resulting from actions of Seller expressly agreed to or requested in writing by Purchaser or as a result of initiating the Bankruptcy Case and any action taken by the Bankruptcy Court.

“Mass Dev” means Massachusetts Development Finance Agency, a Massachusetts body politic and corporate established under Chapter 23G of the Massachusetts General Laws.

“Max Era APA” means that certain Asset Purchase Agreement (Core Assets) by and among the Seller and Max Era Properties Limited dated as of November 10, 2011.

“Midland Facility” means the real property located at 2820 Schuette Road, Midland, Michigan and the plant manufacturing String Ribbon and other improvements located thereon owned by Seller.

“NIST Funded Evergreen Patents” means all of the Patents (whether or not abandoned or expired) included in Items 7, 9, 10, 11, 15 and 17 of Section 5.8(a) of the Disclosure Letter.

“Non-Core Assets” means all right, title and interest of Seller in any of the following, in each case as of the Closing Date:  (i) all Cash and Cash Equivalents (other than Cash and Cash Equivalents included in the Core Assets or to the extent remaining as of the Closing Date in any of the Transition Budget and the Wind-Down Budget); (ii) all Accounts Receivable; (iii) all Actions (including Avoidance Actions); and (iv) all other assets of Seller, wherever held, but excluding the Devens Assets, the LBIE Assets, the Core Assets and the Retained Assets.  With respect to calculating the amount of Cash and Cash Equivalents to be included in Non-Core Assets, not less than five days prior to the Closing Date, Seller will provide to Purchaser a reconciliation of the Transition Budget and the Wind-Down Budget, including a good faith estimate of expenses note yet incurred.  Prior to the Closing Date, Purchaser and Seller will negotiate in good faith the amount of Cash and Cash Equivalents to be included in Non-Core Assets based on the terms of this Agreement.

“Obligations” has the meaning set forth in the Security Agreement.

“Organizational Documents” means with respect to any Person, its certificate of incorporation, formation or organization (or comparable) document, its by-laws, partnership agreement or any certificate of formation, limited liability company agreement or operating agreement, or any other similar organizational instrument or document governing such Person or applicable to ownership.

“Owned Intellectual Property” has the meaning set forth in Section 5.8(d).

“Owned Real Property” has the meaning set forth in Section 5.4(a).

“Patents” means all patents, patent applications and non-United States counterparts thereof, and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing).

“Permits” means permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Entity.

“Permitted Liens” means (i) Liens for utilities and current Taxes not yet due and payable or the amount or validity of which is being contested in good faith or that are due but may not be paid as a result of the commencement of the Bankruptcy Case; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Acquired Assets which do not, individually or in the aggregate, adversely affect in any material respect the operation of the Wafer Business and, in the case of the Leased Real Property, which do not, individually or in the aggregate, adversely affect in any material respect the use or occupancy of such Leased Real Property as it relates to the operation of the Wafer Business or materially detract from the value of the leased Real Property, (iii) zoning laws, building codes, land use restrictions and other similar restrictions imposed by Applicable Law (but not restrictions arising from a violation by Seller of any such Applicable Law), (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the ordinary course of business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Bankruptcy Case and that do not result from a breach, default or violation by Seller of any Contract or Applicable Law, (v) such other title exceptions or imperfections of title as Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, adversely affect the operation of the Wafer Business, (vi) any Liabilities created by this Agreement or any of the Ancillary Agreements, and (vii) the Real Property Leases and any memoranda or notices thereof.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or other entity.

“Professional Fee Cap” the meaning set forth in Cash Collateral Order.

“Professionals” has the meaning set forth in Cash Collateral Order.

“Products” has the meaning set forth in Section 5.11(b).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser Material Adverse Effect” means a material adverse effect on the business, assets, operations, results of operations or financial condition of Purchaser or on Purchaser’s ability to consummate the Transactions or delay the same in any material respect.

“Real Property” has the meaning set forth in Section 5.4(c).

“Real Property Leases” means the real property leases to which Seller is a party as described in Section 5.4(c).

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early termination authorizations, clearances or written confirmation of no intention to initiate legal proceedings from Governmental Entities as required and as set out in Section 5.7 of the Disclosure Letter.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Sale Hearing” has the meaning set forth in the Bidding Procedures Order.

“Sale Order” means an order of the Bankruptcy Court approving the Agreement and consummation of the Transactions under sections 105, 363 and 365 of the Bankruptcy Code.

“SEC Documents” has the meaning set forth in Section 5.3(a).

“Second-Highest Bidder” has the meaning set forth in the Bidding Procedures.

“Secured Notes” has the meaning set forth in Section 3.1.

“Security Agreement” means the Pledge and Security Agreement dated as of April 26, 2010 (as the same may have been amended, supplemented, or modified from time to time)  entered into by and among Seller and ESLR1, LLC, as grantors, and U.S. Bank National Association, in its capacity as collateral agent.

“Seller” each has the meaning set forth in the preamble hereof.

“Seller Permits” has the meaning set forth in Section 5.12(b).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) computerized databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Stalking Horse APA” has the meaning set forth in the recitals.

“Straddle Period Property Tax” has the meaning set forth in Section 8.10(d).

“Subsidiary” means, with respect to any Person, any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by such Person or (ii) with respect to which such Person possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management.

“Support Agreement” has the meaning set forth in the recitals.

“Supporting Noteholders” has the meaning set forth in the recitals.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges on or with respect to net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, customs duties, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.

“Tax Authority” means any Governmental Entity with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Tax Return” means any return, claim, election, information return, declaration, report, statement, schedule, or other document required to be filed in respect of Taxes and amended Tax Returns and claims for refund.

“Trademarks” means any trademarks, service marks, trade names, corporate names, Internet domain names, designs, trade dress, product configurations, logos, slogans, and general intangibles of like nature, together with all translations, adaptations, derivations and combinations thereof, all goodwill, registrations and applications in any jurisdiction pertaining to the foregoing.

“Transaction Expenses” means the reasonable, actual, and documented out-of-pocket costs and expenses incurred by the Purchaser Parties, including reasonable, actual and documented fees, costs and expenses of counsel and of any other professionals retained by the Purchaser Parties, in connection with the transactions contemplated hereby and including the invoiced fees of Akin Gump Strauss Hauer & Feld LLP.

“Transactions” means all the transactions provided for or contemplated by this Agreement and/or the Ancillary Agreements.

“Transfer” means sell, convey, assign, transfer and deliver, and “Transferable” shall have a corollary meaning.

“Transfer Taxes” means all goods and services, harmonized sales, excise, sales, use, transfer, stamp, stamp duty, recording, value added, gross receipts, documentary, filing, and all other similar Taxes or duties, fees  or other like charges, however denominated (including any real property transfer taxes and conveyance and recording fees and notarial fees), in each case including interest, penalties or additions attributable thereto whether or not disputed, arising out of or in connection with the Transactions, regardless of whether the Governmental Entity seeks to collect the Transfer Tax from Seller or Purchasers.

“Transferred Employee” has the meaning set forth in Section 2.2(g).

“Transition Budget” has the meaning ascribed to such term in the Support Agreement.

“U.S. Government” means the Federal Government of the United States.

“Wafer Business” has the meaning set forth in Exhibit A.

“Wafer Contracts” has the meaning set forth in Exhibit A.

“Wafer Excluded Assets” has the meaning set forth in Exhibit A.

“Wafer Real Property” has the meaning set forth in Exhibit A.

“Wafer Tangible Assets” has the meaning set forth in Exhibit A.

“WARN” has the meaning set forth in Section 5.13(i).

“Wind-Down Budget” means a budget consisting of Cash and Cash Equivalents equal to: (i) $2,500,000 for the wind-down of Seller’s bankruptcy estate, plus (ii) an amount reasonably necessary to dispose of each Asset remaining with Seller following the Closing, up to an aggregate amount of $7,500,000, after giving effect to the receipt of net proceeds from the sale of any such Asset, plus (iii) the aggregate amount of all expenses incurred by Seller pursuant to this Agreement, plus (iv) the amount of the Professional Fee Cap, less amounts previously paid to the Professionals included therein since the commencement of the Bankruptcy Case, plus (v) the fees for the advisors to the Supporting Noteholders and the Indenture Trustee; and plus (vi) the amounts agreed under the Support Agreement (and the term sheet incorporated therein) relating to any of Seller’s obligations under its key employee incentive program, severance, paid time off, and other employee benefits, and other obligations to Employees contemplated by the Support Agreement, less amounts previously paid by Seller in furtherance of the foregoing.

Section 11.17      Bulk Transfer Notices.  Seller and Purchaser hereby waive compliance with any bulk transfer provisions of the Uniform Commercial Code (or any similar Applicable Law), to the extent not repealed in any applicable jurisdiction, in connection with this Agreement and the Transactions.

Section 11.18      Interpretation.

(a)           When a reference is made in this Agreement to a Section, Article, subsection, paragraph, item or Exhibit, such reference shall be to a Section, Article, subsection, paragraph, item or Exhibit of this Agreement unless clearly indicated to the contrary.

(b)           Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)           A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)           References to $ are to United States Dollars.

(h)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

SELLER:

EVERGREEN SOLAR, INC.

By:	/s/ Michael El-Hillow
	Name:	Michael El-Hillow
	Title:	President and Chief Executive Officer

PURCHASER:

ES PURCHASER, LLC

By:	/s/ Jake Mercer
	Name:	Jake Mercer
	Title:	Authorized Signatory

[Signature Pages to Purchase Agreement]

Exhibit A

Lots

Lots

Lot 3 – Core Assets:  means, except to the extent included in the definition of Wafer Excluded Assets, (i) all of Seller’s Intellectual Property, (ii) the Wafer Tangible Assets, (iii) all right, title and interest of Seller in and to the Wafer Real Property, (iv) Seller’s rights under all Wafer Contracts, (v) the name “Evergreen Solar” and any derivation thereof and (vi) $12,884,000 in cash.

Certain Defined Terms:

“Wafer Business” means Seller’s proposed business based on industry standard sized String Ribbon™ wafers for the photovoltaic solar industry, including completing the commercialization of the applicable technology to enable a commercialization plan (which may be in one or more forms such as licensing or manufacturing) that better positions the business enterprise for significant new financings or sales.

“Wafer Contracts” means Seller’s rights under all Contracts to which it is a party relating to the Wafer Business or any Wafer Tangible Assets.

“Wafer Excluded Assets” means (i) any Wafer Contracts that are not Designated Contracts pursuant to Section 2.5 and (ii) at Purchaser’s election, which must be delivered in writing to Seller prior to the Designation Deadline any of (x) Seller’s right, title and interest in and to the Midland Facility, (y) the shares of capital stock held by Seller in Evergreen (Wuhan) and the Evergreen (Wuhan) Contracts, collectively, and (z) the shares of capital stock of Evergreen (Hong Kong) and, to the extent so excluded, all Contract primarily related thereto.

“Wafer Real Property” means (i) that certain parcel of real property consisting of approximately 11,185 square feet of office space located at 138 Bartlett Street, Marlborough, Massachusetts that is subject to the Lease for 120 Bartlett Street, Marlborough, Massachusetts, dated as of January 26, 2006, as amended, (ii) those certain plots, pieces and parcels of land located at 257 Cedar Hill Road, Marlborough, Massachusetts that is subject to the Lease for 127 Cedar Hill Road, dated as of January 15, 2006, as amended, and (iii) the Midland Facility.

“Wafer Tangible Assets” means (i) the shares of capital stock of Evergreen (Hong Kong), (ii) the shares of capital stock of Evergreen Wuhan owned by Seller, (iv) all tangible assets necessary for the development and pursuit of Wafer Business, including the tangible personal property of the Seller located at (x) 138 Bartlett Street, Marlborough, Massachusetts, (y) 257 Cedar Hill Road, Marlborough, Massachusetts and (z) the Midland Facility, including all manufacturing, laboratory, and test equipment, all furniture, vehicles, solar demonstration equipment, office equipment, cafeteria equipment, tables, and other equipment or tangible personal property of any kind.

A-1

Exhibit B

Bill of Sale

BILL OF SALE, dated as of [______], 2011 (this “Bill of Sale”) is executed and delivered by Evergreen Solar, Inc. (the “Seller”) in favor of ES Purchaser, LLC, a Delaware limited liability company (the “Purchaser”), pursuant to the Asset Purchase Agreement, dated as of November 10, 2011, by and among the Purchaser and the Seller (the “Purchase Agreement”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to the Purchase Agreement, the Purchaser agreed to purchase from the Seller, and the Seller agreed to sell to the Purchaser, upon the terms specified in the Purchase Agreement and pursuant to the Sale Order, all of the Seller’s right, title and interest in and to the Acquired Assets.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller hereby agree as follows:

Section 1.	Interpretation.

The Seller and the Purchaser each acknowledge and agree that this Bill of Sale is an “Ancillary Agreement” pursuant to the Purchase Agreement, subject to the terms set forth therein.  Notwithstanding anything to the contrary contained herein, nothing contained in this Bill of Sale shall be deemed to grant the Purchaser or the Seller any rights, or to cause the Purchaser or the Seller to incur any obligations or liabilities, greater than or otherwise in excess of their respective rights, obligations and liabilities set forth in the Purchase Agreement.  The Purchase Agreement is incorporated herein by reference, shall continue in full force and effect as though set forth herein at length to the extent provided in the Purchase Agreement, and shall control in the event of any conflict with the terms of this Bill of Sale.

Section 2.	Purchase and Sale of Acquired Assets.

On the terms and conditions set forth in the Purchase Agreement, the Seller hereby sells, assigns, conveys, transfers and delivers to or causes to be sold, assigned, conveyed, transferred and delivered to the Purchaser, and the Purchaser hereby purchases from the Seller all of the Seller’s right, title and interest in the Acquired Assets (other than the Designated Contracts, the Assumed Liabilities and the Real Property), free and clear of all Liens other than the Permitted Liens.  Notwithstanding the previous sentence, Seller does not sell, assign, convey, transfer or deliver to Purchaser any of the Retained Assets.

Section 3.	Governing Law; Jurisdiction.

THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.  All actions and proceedings arising out of or relating to this Bill of Sale, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Purchaser and Seller hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Bill of Sale, then the Purchaser and Seller each (i) agree that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York, (ii) irrevocably submit to the jurisdiction of such courts in any such action or proceeding, (iii) consent that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.4 of the Purchase Agreement (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law).

Section 4.	Waiver.

This Bill of Sale can be waived only by written instrument making specific reference to this Bill of Sale signed by the party against whom enforcement of such waiver is sought.  The waiver by the Purchaser or the Seller of a breach of any provision of this Bill of Sale shall not operate or be construed as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 5.	Facsimile Signatures.

Signed PDF copies exchanged via electronic mail or facsimile copies of this Bill of Sale shall legally bind the parties to the same extent as original documents.

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IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed on its behalf as of the date first above written.

SELLER:

EVERGREEN SOLAR, INC.

By:
Name:
Title:

Signature Page to the Bill of Sale

Exhibit C

Form of Instrument of Assumption

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [____], 2011 (this “Agreement”), by and Evergreen Solar, Inc. (the “Seller”), and ES Purchaser, LLC, a Delaware limited liability company (the “Purchaser”), pursuant to the Asset Purchase Agreement, dated as of November 10, 2011, by and among the Purchaser and the Seller (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to the Purchase Agreement, the Purchaser agreed to purchase from the Seller, and the Seller agreed to sell to the Purchaser, upon the terms specified in the Purchase Agreement and pursuant to the Sale Order, all of the Seller’s right, title and interest in and to the Acquired Assets and to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller hereby agree as follows:

Section 1.	Interpretation.

The parties hereto acknowledge and agree that this Agreement is an “Ancillary Agreement” pursuant to the Purchase Agreement, subject to the terms set forth therein. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall be deemed to grant the Purchaser or the Seller any rights, or to cause the Purchaser or the Seller to incur any obligations or liabilities, greater than or otherwise in excess of their respective rights, obligations and liabilities set forth in the Purchase Agreement. The Purchase Agreement is incorporated herein by reference, shall continue in full force and effect as though set forth herein at length to the extent provided in the Purchase Agreement, and shall control in the event of any conflict with the terms of this Agreement.

Section 2.	Assignment.

The Seller hereby sells, assigns, conveys, transfers and delivers to or cause to be sold, assigned, conveyed, transferred and delivered to the Purchaser (collectively, the “Assignment”) all of Seller’s legal, beneficial, and other right, title, benefit, privilege, obligation and interest in and to (a) the Assumed Liabilities in accordance with the terms and conditions of the Purchase Agreement and (b) the Designated Contracts in accordance with the terms and conditions of the Purchase Agreement.

Section 3.	Assumption.

In connection with the purchase and sale of the Acquired Assets pursuant to the Purchase Agreement, the Purchaser hereby accepts the Assignment, and assumes and agrees to observe, perform, pay or otherwise discharge when due (a) the Assumed Liabilities in accordance with the terms and conditions of the Purchase Agreement and (b) the Designated Contracts in accordance with the terms and conditions of the Purchase Agreement.

Section 4.	Governing Law; Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE. All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York, (ii) irrevocably submits to the jurisdiction of such courts in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.4 of the Purchase Agreement (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law).

Section 5.	Waiver.

This Agreement can be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of such waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 6.	Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signed PDFs exchanged via electronic mail or facsimile copies of this Agreement shall legally bind the parties to the same extent as original documents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Assignment and Assumption Agreement to be executed on its behalf as of the date first above written.

SELLER:

EVERGREEN SOLAR, INC.

By:
Name:
Title:

PURCHASER:

ES PURCHASER, LLC

By:
Name:
Title: